UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ALCOA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Alcoa: Seizing Global Opportunities

2006 Notice of Annual Meeting
and Proxy Statement

TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2006 annual meeting of Alcoa shareholders. The meeting this year will be held on Friday, April 21, 2006 at 9:30 a.m. in the Allegheny Ballroom of the Westin Convention Center Hotel in Pittsburgh, Pennsylvania. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired. I hope you will participate in this review of our company’s business and operations.

This proxy statement describes the items to be voted on at the meeting. In addition to voting, we will review the company’s major developments of 2005 and answer your questions.

You will need an admission ticket if you plan to attend the meeting. For registered holders, we have included an admission ticket with your proxy card. Other shareholders may obtain tickets by contacting the corporate secretary.

Whether or not you will be attending the meeting, your vote is very important. Please vote. There are three ways that you can cast your ballot — by telephone, by Internet or by mailing the proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

Alain J. P. Belda

Chairman of the Board

and Chief Executive Officer

February 17, 2006

390 Park Avenue

New York, NY 10022-4608

NOTICE OF 2006 ANNUAL MEETING

February 17, 2006

Alcoa’s annual meeting of shareholders will be held on Friday, April 21, 2006 at 9:30 a.m. We will meet in the Allegheny Ballroom of the Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222. You may vote at this meeting if you owned common stock at the close of business on January 23, 2006.

At the meeting, we plan to:

•	elect three directors to serve new terms;

•	vote on ratification of the independent auditor selected by the Audit Committee of the Board of Directors; and

•	attend to other business properly presented at the meeting or any adjournment thereof.

On behalf of Alcoa’s Board of Directors,

Donna Dabney

Secretary

PROXY STATEMENT

TABLE OF CONTENTS (continued)

PROXY STATEMENT

THE ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS

The Alcoa Board of Directors is soliciting proxies for the 2006 annual meeting of shareholders. This booklet and proxy card contain information about the items you will vote on at the annual meeting. Distribution of these documents to shareholders is scheduled to begin on or about February 28, 2006.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on January 23, 2006, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, see the instructions on the proxy form and have the proxy form available when you call or access the Internet website. The proxy committee will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

If you are a stockholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings or stock purchase plans, you will receive one proxy card (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card or email proxy form, and in that case, you can and are urged to complete each of the proxies (that represent together your total shareholdings) with your vote. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare Trust Company, N.A., at 1 800 317-4445 (in the U.S. and Canada) or 1 781 575-2724 (all other calls) or through the Computershare website, www.computershare.com/equiserve.

How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by April 19, 2006.

Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting. (Please note that, in order to be counted, the revocation or change must be received by the cutoff time indicated on the proxy card, or by April 19, 2006 in the case of instructions to the trustee of an employee savings plan):

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Vote again by telephone or at the Internet website.

•	Common stockholders of record may vote in person at the annual meeting.

•	Common stockholders of record may notify Alcoa’s corporate secretary in writing that a prior proxy is revoked or voting instructions are changed.

•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder as of the close of business on January 23, 2006. If you plan to attend the meeting, you will need an admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please write to: Alcoa, Corporate Secretary’s Office, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item being considered requires a majority of the votes cast.

At the close of business on January 23, 2006, the record date for the meeting, Alcoa had outstanding 870,849,564 shares of common stock (excluding treasury shares).

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We retain Morrow & Company, Inc. to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

Space for your comments is provided on the proxy card, or you may send your comments to us in care of the corporate secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

May I nominate someone to be a director of Alcoa?

Yes, please see page 29 of this proxy statement for complete details.

When are the 2007 shareholder proposals due?

To be considered for inclusion in the 2007 proxy statement, shareholder proposals must be received in writing at our principal executive offices no later than October 31, 2006. Address all shareholder proposals to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2007 annual meeting, notice of intention to present the proposal must be received in writing by January 14, 2007. Address all notices of intention to present proposals at the 2007 annual meeting to:

Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For information on the procedures for shareholder nominations of director candidates for the 2007 annual meeting, see “Nominating Candidates for Election to the Board” on page 29 of this proxy statement.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same last name and address and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement and Annual Report, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you participate in householding and wish to receive a separate copy of this proxy statement and the 2005 Annual Report, please call 1 800 522-6757, or submit a request in writing to: Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, and a copy of each of these documents will be provided to you promptly.

If you do not wish to continue participating in householding and prefer to receive separate copies of future proxy statements and Annual Reports, please call 1 888 262-1102, or notify Alcoa in writing at the following address: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the proxy statement and Annual Report, and you wish to receive only a single copy of each of these documents for your household, please contact Corporate Election Services as indicated above.

ITEM 1 – ELECTION OF DIRECTORS

As of the date of this proxy statement, Alcoa’s Board of Directors had 10 members divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years. Directors appointed to fill vacancies hold office for a term expiring at the annual meeting when the term for their class expires. Mr. James W. Owens was appointed in June 2005 to fill a vacancy in the class of directors whose terms expire in 2008. Vacancies in the class of 2008 were created by the retirement of Sir Ronald Hampel and the death of John P. Mulroney.

The Board of Directors has nominated three directors, Kathryn S. Fuller, Judith M. Gueron and Ernesto Zedillo, to stand for re-election to the board for a three-year term expiring in 2009. The Board of Directors affirmatively determined that each of the nominees qualifies for re-election under the criteria for evaluation of directors described under “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 29 to this proxy statement. In addition, each of the directors standing for re-election was evaluated by each member of the Board of Directors and the conclusion was reached that each director was well qualified to stand for re-election to the board. In addition, the Board of Directors determined that each nominee qualifies as independent under applicable regulations and the company’s guidelines for independence. See “Board, Committee and Director Evaluations” on page 26 to this proxy statement and “Director Independence” on page 24 to this proxy statement.

The Board of Directors recommends a vote FOR ITEM 1, the election of Kathryn S. Fuller, Judith M. Gueron and Ernesto Zedillo to the Board for a three-year term expiring in 2009.

The proxy committee will vote your proxy for the election of the three nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the board may reduce its size or choose a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2009

Kathryn S. Fuller
Age:	59
Director since:	2002
Alcoa Board Committees:	Governance and Nominating Committee, Public Issues Committee.
Principal occupation:	Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs, since October 2005.
Recent business experience:	Ms. Fuller retired as President and Chief Executive Officer of the World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations, in July 2005, after having served in those positions since 1989. Ms. Fuller continues her affiliation with WWF as a member of the Advisory Council of WWF.

Ms. Fuller had various responsibilities within WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs.

Ms. Fuller held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section, in 1981 and 1982.

Other directorships:	The Ford Foundation (Chair), Board of Trustees of the Brown University Corporation, and Resources for the Future.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2009 (continued)

Judith M. Gueron
Age:	64
Director since:	1988
Alcoa Board Committees:	Audit Committee, Public Issues Committee (chair).
Principal occupation:	Scholar in Residence and President Emerita at MDRC, a nonprofit research organization that designs, manages, and studies projects to increase the self-sufficiency of economically disadvantaged groups, since September 2005.
Recent business experience:	Dr. Gueron was a Visiting Scholar at the Russell Sage Foundation, a foundation devoted to research in the social sciences, from 2004 to 2005.

Dr. Gueron was President of MDRC from 1986 to August 2004. She was MDRC’s Executive Vice President for research and evaluation from 1978 to 1986.

Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration.

Other directorships:	National Bureau of Economic Research.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2009 (continued)

Ernesto Zedillo
Age:	54
Director since:	2002
Alcoa Board Committees:	Audit Committee, Governance and Nominating Committee, Public Issues Committee.
Principal occupation:	Director, Yale Center for the Study of Globalization, since September 2002, at Yale University.

Recent business experience:	Dr. Zedillo is the former President of Mexico; he was elected in 1994 and served until 2000.

Before his election as President of Mexico, Dr. Zedillo served in various positions in the Mexican Federal Government and in Mexico’s Central Bank.

Dr. Zedillo is a member of the International Advisory Boards of The Coca-Cola Company, DaimlerChrysler AG, JP Morgan, and Magna International, Inc.

Other directorships:	The Procter & Gamble Company and Union Pacific Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2008

Joseph T. Gorman

Age:	68

Director since:	1991

Alcoa Board Committees:	Audit Committee, Compensation and Benefits Committee (chair), Executive Committee.

Principal occupation:	Chairman and Chief Executive Officer, Moxahela Enterprises, LLC, a venture capital firm, since 2001.

Recent business experience:	Mr. Gorman retired as Chairman and Chief Executive Officer of TRW Inc., a global company serving the automotive, space and information systems markets, in June 2001, after a 33-year career with the company, and after having served in those positions since 1988.

Other directorships:	Imperial Chemical Industries plc, National City Corporation, The Procter & Gamble Company and Tonsberg Magnesium Group International AB.

DIRECTORS WHOSE TERMS EXPIRE IN 2008 (continued)

Klaus Kleinfeld

Age:	48

Director since:	2003

Alcoa Board Committee:	Audit Committee.

Principal occupation:	President and Chief Executive Officer of Siemens AG, a global electronics and industrial conglomerate, since January 2005.

Recent business experience:	Mr. Kleinfeld served as Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to January 2005. He served as President and Chief Executive Officer of Siemens Corporation, the U.S. arm of Siemens AG, from 2002 to 2004. He has been a member of the Managing Board of Siemens AG since 2002. Mr. Kleinfeld served as Chief Operating Officer of Siemens Corporation from January to December 2001.

Prior to his U.S. assignment, Mr. Kleinfeld was Executive Vice President and a member of the Executive Board of the Siemens AG Medical Engineering Group in Germany from January to December 2000.

Other directorships:	Siemens AG, Bayer AG and Citigroup Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2008 (continued)

James W. Owens

Age:	60

Director since:	2005

Alcoa Board Committee:	Compensation and Benefits Committee.

Principal occupation:	Chairman and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, since February 2004.

Recent business experience:	Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004, and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions.

Mr. Owens joined Caterpillar in 1972 as a corporate economist and has held numerous management positions at Caterpillar from that time to the present.

Other directorships:	Caterpillar Inc. and International Business Machines Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2007

Alain J. P. Belda

Age:	62

Director since:	1998

Alcoa Board Committee:	Executive Committee (chair).
Principal occupation:	Chairman of the Board and Chief Executive Officer of Alcoa since January 2001.

Recent business experience:	Mr. Belda was President and Chief Executive Officer of Alcoa from May 1999 to January 2001; President and Chief Operating Officer from 1997 to May 1999; Vice Chairman from 1995 to 1997; and Executive Vice President from 1994 to 1995.

From 1979 to 1994, he was President of Alcoa Aluminio S.A. in Brazil, Alcoa’s Brazilian subsidiary.

Other directorships:	Citigroup Inc. and E. I. du Pont de Nemours and Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (continued)

Carlos Ghosn
Age:	51
Director since:	2002

Principal occupation:	President and Chief Executive Officer, Nissan Motor Co., Ltd., since 2001, and President and Chief Executive Officer of Renault S.A., since April 2005.

Recent business experience:

Mr. Ghosn served as Chief Operating Officer of Nissan from 1999 to 2001.

He served as Executive Vice President of Renault S.A. of France from 1996 to 1999, responsible for advanced research, car engineering and development, car manufacturing, power train operations and purchasing.

From 1979 to 1996, he served in various capacities with Compagnie Générale des Etablissements Michelin in Europe, the U.S. and Brazil, including Chairman, President and Chief Executive Officer of Michelin North America, Inc. from 1990 to 1996.

Mr. Ghosn presided over the restructuring of Michelin North America after the acquisition of Uniroyal Goodrich Tire Company in 1990.

Mr. Ghosn is the author of the book, Renaissance, which describes the turnaround of Nissan.

Other directorships:	Nissan Motor Co., Ltd. and Renault S.A.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (continued)

Henry B. Schacht

Age:	71

Director since:	1994

Alcoa Board Committees:	Audit Committee (chair), Executive Committee, Public Issues Committee.

Principal occupation:	Managing director and senior advisor of Warburg Pincus LLC, a global private equity firm, since 2004.

Recent business experience:	Mr. Schacht served as Chairman (1996 to 1998; and October 2000 to February 2003) and Chief Executive Officer (1996 to 1997; and October 2000 to January 2002) of Lucent Technologies Inc. He also previously served as Senior Advisor (1998 to 1999 and 2003) to Lucent.

Mr. Schacht was managing director of Warburg Pincus LLC from February 1999 until October 2000.

Mr. Schacht was Chairman (1977 to 1995) and Chief Executive Officer (1973 to 1994) of Cummins Inc., a leading manufacturer of diesel engines.

Other directorships:	Lucent Technologies Inc. and The New York Times Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (continued)

Franklin A. Thomas
Lead Director

Age:	71

Director since:	1977

Alcoa Board Committees:	Compensation and Benefits Committee, Executive Committee, Governance and Nominating Committee (chair).

Principal occupation:	Consultant, The Study Group, a nonprofit institution assisting development in South Africa, since 1996. Chairman, September 11 Fund since 2001.

Recent business experience:	Mr. Thomas was President and Chief Executive Officer of The Ford Foundation from 1979 until 1996.

He was President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation, a nonprofit community development corporation, from 1967 to 1977.

He served as Deputy Police Commissioner in charge of legal matters for the New York City Police Department for two years, starting in 1965. He was named Assistant U.S. Attorney for the Southern District of New York in 1964, and he served as attorney for the Federal Housing and Home Finance Agency in 1963.

Other directorships:	Citigroup Inc., Lucent Technologies Inc. and PepsiCo, Inc.

ITEM 2 – PROPOSAL TO RATIFY THE INDEPENDENT AUDITOR

The company’s Audit Committee Charter provides in relevant part:

“The Committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the Company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The Company’s outside auditors shall report directly to the Committee.”

In 2004, the board determined that the annual selection of the outside auditor would be submitted to shareholders for ratification. The Audit Committee selected PricewaterhouseCoopers LLP to serve as our independent auditor for 2006, subject to ratification by our shareholders. PricewaterhouseCoopers LLP served as the company’s independent auditor in 2005.

Representatives of PricewaterhouseCoopers LLP will be present at the 2006 annual meeting of shareholders to answer questions and to make a statement if they desire to do so.

Vote Required for Approval

For this proposal to be adopted, a majority of the votes cast by shareholders must be voted for approval.

The Board of Directors recommends a vote FOR ITEM 2, to ratify the independent auditor. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

2006 REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the company’s financial reporting process on behalf of the Board of Directors, and it is thus responsible for assisting the board in fulfilling its oversight responsibilities for the integrity of the company’s financial statements; the company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the independent auditors as well as the company’s own internal audit function. Management has primary responsibility for the preparation of the company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with generally accepted auditing standards, the independent auditor is responsible for expressing an opinion on the financial statements and internal controls. The Audit Committee monitors and oversees all of these processes.

The committee has discussed with PricewaterhouseCoopers LLP the firm’s independence from the company and management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61.

We have established a policy requiring pre-approval of fees for audit, audit-related, tax and other services, which is set forth in Attachment A to this proxy statement. We retain the independent auditor to provide services only for audit and audit-related work and for limited tax services. We have referred most of our tax work to another accounting firm. The table which follows this report indicates that fees for tax services have been reduced from $2.4 million in 2004 to $1.3 million in 2005. To enhance independence, we also rotate the lead audit partner at least every five years. In 2005, a new lead partner was designated.

The committee has reviewed with the Vice President – Audit and the independent auditor the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the committee meets separately, and without management present, with the Vice President – Audit and the independent auditor to review the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of Alcoa’s accounting and financial reporting. The committee also meets separately at its regular meetings with the Chief Financial Officer and the General Counsel.

In that context, the committee has met and discussed with management and the independent auditor the fair and complete presentation of the company’s financial statements. The committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor.

Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors, and the board approved, inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. In addition, the committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2006.

See page 25 of this proxy statement, “Committees of the Board – Audit Committee,” for information on the committee’s 2005 meetings. For a copy of the Committee’s Charter, see Attachment B to this proxy statement.

The Audit Committee

Henry B. Schacht, Chairman

Joseph T. Gorman

Judith M. Gueron

Klaus Kleinfeld

Ernesto Zedillo

AUDIT AND NON-AUDIT FEES

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2005	2004
Audit Fees	$13.8	$12.0
Audit-Related Fees	0.3	0.5
Tax Fees	1.3	2.4
All Other Fees	0.0	0.0

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, consultation with management as to accounting or disclosure treatment and audits of businesses to be divested.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans and agreed upon or expanded audit procedures for accounting or regulatory requirements.

Tax Fees include U.S. Federal, State and local tax support, international tax support, review and preparation of U.S. and international tax returns and preparation of tax returns for expatriate employees.

POLICY ON PRE-APPROVAL OF AUDIT SERVICES

To assist it in carrying out its responsibility for appointing, setting compensation and overseeing the work of the independent auditor, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The pre-approval policies and procedures adopted by the Audit Committee for audit and non-audit services in 2005, including specific definitions of the categories of services, are attached as Attachment A. All services provided during the year were within the pre-approval policy and authorization. All fees are budgeted at the beginning of the year, and throughout the year the Audit Committee requires the independent auditor and management to report actual fees versus budget by category of service. During the year it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories, or to increase an estimated amount for services already approved. In that situation, the Audit Committee requires specific pre-approval before the independent auditor is engaged for the work or the additional work is undertaken. The Audit Committee may delegate pre-approval authority to one or more of its members. In that case, the member must report to the full Audit Committee at its next meeting any pre-approval decisions taken.

CORPORATE GOVERNANCE

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers and employees to conduct business in compliance with our Business Conduct Policies and we survey compliance with these policies on an annual basis. The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines, board committee charters, Director Independence Standards, and a Code of Ethics for the CEO, CFO and Other Financial Professionals.

WHERE TO FIND CORPORATE GOVERNANCE INFORMATION

All of the documents highlighted above are attached as Attachments B through I to this proxy statement and are publicly available on our website: http://www.alcoa.com under “About Alcoa – Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, or by calling 1 412 553-3905.

DIRECTOR INDEPENDENCE

In its Corporate Governance Guidelines, the board has adopted the policy that independence depends not only on directors’ individual relationships, but also on the board’s overall attitude. Providing objective, independent judgment is at the core of the board’s oversight function. Under the Director Independence Standards (see Attachment G), which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange (NYSE) listing standards, a director is not considered “independent” unless the board affirmatively determines that the director has no material relationship with the company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting a determination of a director’s independence. Any relationship that (a) falls below a threshold set forth in the Director Independence Standards, or (b) is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404 of SEC Regulation S-K, is deemed to be an immaterial relationship. The board has affirmatively determined that all the directors are independent except Mr. Belda, who is employed by the company (and therefore does not meet the independence standards set forth in the Director Independence Standards) and each director other than Mr. Belda has only immaterial relationships with the company (other than being a director and shareholder of the company).

TRANSACTIONS WITH DIRECTORS’ COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2005 exceeded the threshold for disclosure under SEC rules, which is 5% of the gross revenues of either Alcoa or the other organization.

No contributions have been made to any tax exempt organization in which any independent director serves as an executive officer in any year during the last three years that exceeded the greater of $250,000 or 2% of the tax exempt organization’s consolidated gross revenues.

LEAD DIRECTOR

The board has designated Franklin A. Thomas, who is Chairman of the Governance and Nominating Committee, as the Lead Director. Mr. Thomas presides at all executive sessions of the non-management directors. Executive sessions are held at each regular board meeting that occurs throughout the year.

MEETINGS AND ATTENDANCE

The board met eight times in 2005. Attendance by directors at board and committee meetings averaged 91%. All incumbent directors serving in 2005 attended at least 75% of the meetings, except Mr. Ghosn. In 2005 Mr. Ghosn was elected chief executive officer of Renault S.A. while remaining chief executive officer of Nissan Motor Co., Ltd. Renault is a major shareholder of Nissan. Mr. Ghosn advised the board that his attendance in 2005 would likely not meet the 75% standard in 2005. The Board of Directors determined that Mr. Ghosn’s continued participation on the board was extremely beneficial to the company and that a lower attendance rate in 2005 would be accommodated to assist Mr. Ghosn in transitioning to his new role.

The board regularly schedules a board meeting to occur the day before the annual shareholders’ meeting. Although the company has no formal policy on director attendance at the annual shareholders’ meeting, this scheduling facilitates their attendance. Eight directors attended the 2005 annual shareholders’ meeting.

COMMITTEES OF THE BOARD

There are five standing committees of the board:

Audit Committee

The Audit Committee reviews Alcoa’s auditing, financial reporting and internal control functions and retains, oversees and evaluates the independent auditors. It also reviews the company’s environmental, financial and information technology audits and monitors compliance with Alcoa’s Business Conduct Policies. No committee member currently sits on more than one other public company’s audit committee. At its regularly scheduled meetings, the Audit Committee meets individually with the independent auditor, the Chief Financial Officer, the Vice President – Audit, and the General Counsel and Chief Compliance Officer, without any other members of management present. The committee met nine times in 2005. The chairman of this committee or his designee also met with management and the independent auditor before earnings announcements in January, April, July and October.

The board has designated Henry B. Schacht as the “audit committee financial expert” under applicable Securities and Exchange Commission rules, and he and the other members of the Audit Committee have been determined to be financially literate. The Audit Committee Charter provides the committee the ability to engage outside advisors, as it deems appropriate, including but not limited to financial and legal experts. In addition, it prepares the committee’s annual report contained in the proxy statement, see page 21 to this proxy statement. All members of the Audit Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Audit Committee are Joseph T. Gorman, Judith M. Gueron, Klaus Kleinfeld, Henry B. Schacht (chair) and Ernesto Zedillo.

Compensation and Benefits Committee

The Compensation and Benefits Committee discharges the board’s responsibilities relating to the compensation of the company’s officers, oversees the administration of the company’s compensation and benefits plans (particularly the incentive compensation and equity-based plans) and prepares the annual report on executive compensation, see page 32 to this proxy statement. In addition, the committee has oversight responsibility for the investment policy of the company’s principal pension and savings plans. The Compensation and Benefits Committee met five times in 2005. All members of the Compensation and Benefits Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Compensation and Benefits Committee are Joseph T. Gorman (chair), James W. Owens and Franklin A. Thomas.

Executive Committee

The Executive Committee has authority to act on behalf of the board. In 2005, this committee met three times when specific action was required between board meetings. The members of the Executive Committee are Alain J. P. Belda (chair), Joseph T. Gorman, Henry B. Schacht and Franklin A. Thomas.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying individuals qualified to become board members and recommending them to the full board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other board members or shareholders. In addition, the committee makes recommendations to the board for board committee assignments, develops and annually reviews corporate governance guidelines for the company and otherwise oversees corporate governance matters, in addition to coordinating an annual performance review for the board, board committees and individual director nominees. The committee also periodically reviews and makes recommendations to the board regarding director compensation. For additional information on the Governance and Nominating Committee’s processes, see page 29 to this proxy statement. The committee met five times in 2005. All members of the Governance and Nominating Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Governance and Nominating Committee are Kathryn S. Fuller, Franklin A. Thomas (chair) and Ernesto Zedillo.

Public Issues Committee

The Public Issues Committee provides advice and guidance on public issues, oversees corporate giving, makes recommendations to the board regarding significant shareholder issues and reviews company reporting initiatives regarding social and environmental matters. For additional information on the Public Issues Committee processes, see page 63 (Attachment E) to this proxy statement. The committee met four times in 2005. The members of the Public Issues Committee are Kathryn S. Fuller, Judith M. Gueron (chair), Henry B. Schacht and Ernesto Zedillo.

BOARD, COMMITTEE AND DIRECTOR EVALUATIONS

The Governance and Nominating Committee uses written questionnaires to evaluate the board as a whole and its committees, as well as those directors who are being considered for possible re-nomination to the board. The evaluation process occurs annually. Directors submit completed questionnaires to the General Counsel, who summarizes the results without attribution. Summaries of individual director evaluations are submitted to the Governance and Nominating Committee, the Chairman of the Board and the Lead Director, and private sessions, as appropriate, are held with the Chairman of the Board or the Lead Director and the director who was evaluated. The full board discusses summaries of the board and committee evaluations.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes shareholder input and suggestions. Those wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Compliance Line at 1 800 346-7319. For a listing of Compliance Line telephone numbers outside the United States, go to the “About Alcoa – Corporate Governance – Ethics and Compliance” section of the http://www.alcoa.com site.

Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Alcoa Board of Directors has asked the Corporate Secretary’s office to submit to the board all communications received, excluding only those items that are not related to board duties and responsibilities, such as:

•	Mass mailings;

•	Product complaints and product inquiries;

•	New product or technology suggestions;

•	Job inquiries and resumes; and

•	Advertisements, solicitations and surveys.

BUSINESS CONDUCT POLICIES AND CODE OF ETHICS

The company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all company officers and employees, as well as those of controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

In November 2003, the board adopted a code of ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer, and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of this code, and any such amendments or waivers will be posted promptly at http://www.alcoa.com. To date, no such amendments have been made or waivers granted.

DIRECTOR COMPENSATION

2005 DIRECTOR COMPENSATION

Director	Board Service	Audit Committee Service	Committee Chair	Lead Director	Total
Kathryn S. Fuller	$175,000	—	—	—	$175,000
Carlos Ghosn	$175,000	—	—	—	$175,000
Joseph T. Gorman	$175,000	$10,000	$15,000	—	$200,000
Judith M. Gueron	$175,000	$10,000	$15,000	—	$200,000
Klaus Kleinfeld	$175,000	$10,000	—	—	$185,000
James W. Owens(1)	$175,000	—	—	—	$175,000
Henry B. Schacht	$175,000	—	$25,000	—	$200,000
Franklin A. Thomas	$175,000	—	$15,000	$10,000	$200,000
Ernesto Zedillo	$175,000	$10,000	—	—	$185,000

(1)	Mr. Owens joined the board in June 2005 and earned fees for board service for the 2nd, 3rd and 4th quarters of 2005, for a total of $131,250.

Each director is required to invest $100,000 annually to purchase Alcoa shares until the director owns 10,000 shares and to maintain an investment of at least 10,000 shares until retirement from the board. Directors may purchase Alcoa shares by deferring fees into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or by direct purchase in the market.

Directors do not receive stock options, restricted shares or other equity grants.

The company pays or reimburses directors for travel expenses incurred in connection with attending board, committee and shareholder meetings and for other company business-related expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes), and provides use of company aircraft if available. The company also provides travel and accident insurance to each director in the amount of $200,000, for which each director has $50 imputed income annually.

The company does not provide retirement benefits to non-employee directors under any current program. The following directors who served as directors during 2005 will receive the following annual payments in cash and stock for life upon retirement from the board under the terms of a former fee continuation arrangement (called the Alcoa Fee Continuation Plan for Non-Employee Directors), based on their years of board service as of December 31, 1995 and the base annual stock and cash retainer in effect on that date: Joseph T. Gorman ($12,000/800 shares), Judith M. Gueron ($21,000/1,400 shares), Henry B. Schacht ($3,000/200 shares), and Franklin A. Thomas ($30,000/2,000 shares). In 1995, the board froze future annual payments to eligible directors at a maximum of $30,000 and 2,000 shares (or a lesser proportion based on service). The plan was otherwise terminated at that time.

A director who is an employee of Alcoa does not receive compensation for services as a director.

NOMINATING CANDIDATES FOR ELECTION TO THE BOARD

SHAREHOLDER RECOMMENDATIONS FOR DIRECTORS

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to Alcoa, Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and an indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.

SHAREHOLDER NOMINATIONS FROM THE FLOOR OF THE ANNUAL MEETING

The company’s Articles provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and address of the shareholder making the nomination and the name and address of the person or persons to be nominated;

•	The number of shares of Alcoa stock that the shareholder owns and is entitled to vote at the annual meeting;

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons so specified;

•	A description of all arrangements or understandings (if any) between the shareholder and each nominee or other person (naming such person) by or under which the nominations are to be made;

•	Information about the nominees as would be required in a proxy statement filed under then-current SEC rules; and

•	The consent of each nominee to serve as a director of the company.

Any such notice must be sent to: Alcoa, Corporate Secretary, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2007 annual meeting is January 19, 2007.

MINIMUM QUALIFICATIONS FOR DIRECTOR NOMINEES AND BOARD MEMBER ATTRIBUTES

The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors. Those criteria are:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the company’s values.

2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.	It is the objective of the board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.	Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6.	Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex global organization, or serving or having served in a significant policy-making position of a well respected, nationally or internationally recognized educational institution or not-for-profit organization; or otherwise in a generally recognized position of leadership in the director’s field of endeavor.

7.	Directors must be committed to understanding the company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an “audit committee financial expert.”

9.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

10.	New director nominees should be able to and committed to serve as a member of the board for an extended period of time.

11.	While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender or national origin. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature.

12.	Directors should have reputations, both personal and professional, consistent with the company’s image and reputation.

PROCESS OF EVALUATION FOR DIRECTOR CANDIDATES

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached in the committee that a particular candidate would likely contribute positively to the board’s mix of skills and experiences, and a board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. In the context of the current composition and needs of the board and its committees, the committee considers the candidate against the criteria it has adopted.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full board. The report includes a recommendation whether the candidate should be nominated for election to the board. This procedure is the same for all candidates, including director candidates identified by shareholders.

USE OF CONSULTANTS

The Governance and Nominating Committee has retained the services of a consulting firm that specializes in identifying and evaluating director candidates. Services provided by the consulting firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a board member.

EXECUTIVE COMPENSATION

COMPENSATION AND BENEFITS COMMITTEE REPORT

Our primary goal as Alcoa’s Compensation and Benefits Committee (committee) is to establish compensation for management in a manner that best serves the long-term interests of Alcoa and its shareholders. Each member of the committee is an independent director. We engage an independent outside compensation consultant to advise us directly and to review the work of compensation consultants retained by management. We believe the use of an independent consultant provides additional assurance that our programs are reasonable and competitive.

Philosophy

Our compensation program is designed to link pay to performance and to attract and retain high caliber people. We target base salaries at median market rates and place a heavy emphasis on performance-based incentive and equity compensation. This combination provides the opportunity for above median total compensation for superior performance.

We follow these principles to guide us in establishing compensation for executives:

•	Compensation programs should motivate our executives to take actions that are best for the long-term performance of the company while delivering positive annual results.

•	As executives move to greater levels of responsibility, the percentage of their pay based on performance should increase.

•	Performance pay should offer an opportunity for above average compensation for above average performance balanced by the risk of below average compensation when our performance does not meet our goals.

•	The percentage of total compensation paid in the form of equity should also increase as executives have increasing responsibility for corporate performance, thereby more completely aligning their interests directly with those of our shareholders.

Total Compensation

Total compensation includes base salary, annual cash incentive compensation and equity grants in the form of stock options and restricted share units.

Base salaries

In 2005 we reviewed total compensation levels for Alcoa’s five most highly compensated officers and 90 additional executive positions against survey data provided by Towers Perrin for approximately 155 U.S. industrial companies with annual revenues of $10 billion or more. We concluded that base salaries in some job grades were below median and we adjusted the mid-point of salary ranges by 1.2% to 5.1%.

Incentive compensation

We have not changed the target incentive compensation levels since 2004, when they were reduced from the 2003 target levels by 10%. Incentive compensation targets for executives differ by job grade and range from 21% of base salary to 120% of base salary as grade levels increase. Target incentive compensation is earned if performance is achieved at the target level. The range of possible incentive compensation is 0% to 190% of target. Our performance metrics in 2005 are the same as in 2004.

•	Each of our 24 business units has specific targets for incentive compensation:

•	80% of incentive compensation is determined by business unit performance on financial metrics, such as return on capital and cash from operations;

•	20% of incentive compensation is determined by business unit performance on non-financial metrics, such as environmental, health and safety objectives, customer satisfaction, on-time delivery, reduced cycle time and product quality improvements.

•	Business unit managers receive incentive compensation based on business unit performance.

•	Corporate managers receive incentive compensation based on a corporate composite of the performance of all the business units.

•	Group Presidents receive incentive compensation weighted 50% on the performance of their group and 50% on the corporate composite performance.

Our committee actively reviews these results and then exercises discretion to make adjustments to overall funding and individual incentive awards consistent with our compensation goals and philosophy. For 2005, performance adjusted incentive compensation payments ranged from the lowest business unit performance of 0% of target to the highest business unit performance of 182.5% of target. The corporate composite performance was 97.9% of target.

Equity compensation

Equity compensation is awarded in the form of stock options and restricted share units. Equity grants vary by job grade with increasing equity being awarded to the higher job grades, which is consistent with our philosophy that the executives in a position to have a material effect on corporate performance should receive a greater percentage of their total compensation in the form of equity.

In 2005, the 59 most highly compensated executives received equity grants in which 60% of the grant value was provided as stock options and 40% was provided as performance restricted share units. Performance shares provide executives with Alcoa stock if return-on-capital goals are met. Performance is measured over a period of one year with possible payouts ranging from 0% to 200% of the target amount. Target amounts vary with job grade and are established to provide competitive total compensation at a median of market rate. The amount of the performance share awards depends on Alcoa’s performance against the median return on capital for a comparator group of 39 companies which includes the S&P Materials Index plus the peer group used in the 2005 proxy (and one other company, which was spun off from one of the peer group companies). A minimum 60% of target payout is earned if the company’s return on capital meets or exceeds its cost of capital, adjusted to exclude major acquisitions in 2005 and construction work in process. This minimum threshold was achieved in 2005 and performance shares were issued at 60% of the target amount. The performance shares do not vest for three years from the date of the original grant and will be forfeited if an executive leaves the company during the three-year vesting period, except for certain reasons such as death or retirement.

In 2005 approximately 1200 other executives received equity grants in which 60% of the grant value was provided as stock options and 40% was provided as time-vested restricted share units that vest over a three-year period.

This year we approved a change to the equity grant program for 2006 awards that permits executives to choose whether to receive the awards in the form of stock options or restricted share units or a combination of both. Equity choice enhances our equity grant offering by providing recipients with the ability to tailor the form of equity awards to suit their individual financial planning goals. The same performance features described in our 2005 program apply to these grants regardless of the form of the equity grant. For 2006, the choice election is at a ratio of 4 stock options to 1 restricted share award. Executives must choose which form of equity they will receive in the year before the grant is made, and such choices are irrevocable.

Chief Executive Officer Compensation

The compensation design for our chief executive officer, Alain J. P. Belda, is consistent with that of other executive officers of the company. Mr. Belda’s total compensation is designed to be competitive with market data, directly linked to his performance and the performance of the company and focused on rewarding sustainable, long-term growth.

In 2005, the process we used to establish Mr. Belda’s compensation for 2006 began with a review of all elements of his compensation including cash compensation and the value of equity grants for the past three years, the annual cost to the company of current compensation and retirement benefits, the annual amounts that would be received upon retirement, and severance amounts that would be payable in the event of a change in control. In addition, we reviewed health and welfare benefits and personal benefits which are reported in detail in the summary compensation table. We review the same information for all the named executive officers in the proxy statement.

Our consultant provides us with independent recommendations for target total compensation. These recommendations come to us without the prior review or knowledge of Mr. Belda. In addition to these recommendations, we reviewed the total compensation information described above with our consultant, and with no company management present, and then we met in executive session to determine the amount of Mr. Belda’s compensation. The committee’s preliminary conclusions were discussed then by the independent directors in an executive session of the Board of Directors. We deferred a decision on compensation until the next regularly scheduled meeting of the committee in order to consider our preliminary conclusions and to review the performance of the company for 2005. The discussion was then continued at the next regularly scheduled committee meeting, during which a vote was taken.

We evaluated Mr. Belda’s performance relative to the financial goals of the business as a whole and we measured his personal performance in relation to a variety of key performance factors, which include:

•	key annual business results including both financial and non-financial factors compared to plan

•	corporate strategy, growth and goals for the mid to long term

•	execution of strategy through structure, people and processes

•	external relationships with key constituents including customers, investors, suppliers and governments

•	personal effectiveness – values, intensity, communications and other qualities, and

•	succession planning.

Based on this review, we approved an increase in Mr. Belda’s base salary of $75,000 to $1,375,000 for 2006 and incentive compensation of $1,600,000 for 2005 performance, which was 103% of his target award. We confirmed that the performance share awards granted to Mr. Belda in January 2005 were earned at 60% of the target award in accordance with the performance share plan formula, resulting in 49,120 restricted share units being issued to him for 2005 performance. These shares will vest in 2008 if Mr. Belda’s employment does not terminate during that period other than as a result of retirement, death or other reasons permitted in the plan.

Personal Benefits

Alcoa expects its officers to be role models for its values, which are posted on the website at www.alcoa.com/invest/corporategovernance and Alcoa’s officers are expected to operate under basically the same standards as other employees. For example, Alcoa does not provide its officers with separate dining facilities, company paid permanent lodging or reimbursement for personal entertainment items. Alcoa’s officers work in an open office environment where transparency is valued. In keeping with that philosophy Alcoa reports all personal benefits in the proxy statement even though some do not meet the required threshold for disclosure.

Stock Ownership Commitment

Stock ownership guidelines for senior executives have been in effect since January of 2000. The guidelines specify a range from 15,000 shares for most business unit presidents, to 25,000 or 50,000 shares for most other senior executives. Executives have five years to meet the minimum requirement. The ownership target for the CEO is 160,000 shares. Amounts invested in the Alcoa stock fund of the Alcoa savings plan, as well as share equivalent units in the company’s deferred compensation plan, are counted as ownership in assessing compliance with the guidelines. Unexercised stock options and unearned performance share awards are not counted toward the guidelines. Mr. Belda’s share ownership exceeds the minimum required. All other officers subject to the guidelines have met the guidelines or are within the time period allowed to meet the required minimum.

Income Tax Consequences

For U.S. federal income tax purposes, Alcoa cannot take a tax deduction for some compensation paid in excess of $1 million for the five most highly compensated executive officers, referred to as the “162(m) limitation.” Our annual incentive compensation awards are included in the 162(m) limitation on deductible compensation to the extent they exceed $1 million in combination with salaries and some other pay elements because the committee has chosen to keep flexibility to use judgment to adjust awards (up or down) based on evaluations of individual performance and contribution. Stock option exercise income generally is not included in the 162(m) limitation, but time vested restricted stock units are included when they vest. The 2005 performance awards in the form of restricted stock units may be included in the 162(m) limitation to the extent they exceed $1 million in combination with salaries and some other pay elements, because tax regulations do not allow changes to the performance criteria during the performance year. The calculation methodology for performance awards was changed in 2005.

The committee believes Alcoa’s executive compensation program is administered in accordance with established pay-for-performance principles and according to best governance practices. We monitor the program continuously and make adjustments to improve its effectiveness.

The Compensation and Benefits Committee

Joseph T. Gorman, Chairman

James W. Owens

Franklin A. Thomas

February 17, 2006

SUMMARY COMPENSATION TABLE

This table summarizes the compensation for services in all capacities to Alcoa and its subsidiaries for the periods shown for Alcoa’s chief executive officer and the four other most highly compensated executive officers in 2005.

	Year	Annual Compensation			Long-Term Compensation		All Other Compensation(5) ($)
		Salary(1) ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Awards
Name and Principal Position					Restricted Stock Awards (1)(3) ($)	Securities Underlying Options(4) (#)
Alain J. P. Belda(6)	2005	$1,325,000	$1,600,000	$221,192	$1,449,040	350,940	$305,662
Chairman of the Board	2004	1,275,000	1,550,000	168,481	270,991	590,456	249,097
and Chief Executive Officer	2003	1,216,923	1,300,000	165,451	0	1,041,420	249,525

Ricardo E. Belda(6)
Executive Vice President and Group	2005	494,615	450,000	296,328	522,500	91,400	29,100
President, Global Extruded & End	2004	469,040	515,300	290,134	110,276	200,103	27,600
Products	2003	449,938	370,000	449,013	0	320,801	26,610

Richard B. Kelson(7)	2005	637,019	520,000	21,183	360,195	100,000	80,484
Executive Vice President	2004	599,186	520,000	29,801	110,276	178,639	59,879
and Chief Financial Officer	2003	579,087	470,000	43,802	0	212,300	72,200

Bernt Reitan
Executive Vice President and	2005	505,000	500,000	13,083	360,195	91,400	140,257
Group President,	2004	428,333	450,000	84,943	110,276	91,400	160,186
Global Primary Products	2003	310,000	350,000	470,998	0	105,400	54,105

Paul D. Thomas	2005	530,000	450,000	1,200	360,195	91,400	42,378
Executive Vice President-People,	2004	461,667	459,600	262,964	110,276	129,424	33,286
ABS and Culture	2003	436,300	250,000	1,200	0	183,888	47,800

(1)	The four other most highly compensated executive officers are those with the highest annual salary and bonus for 2005. For this purpose, bonus for 2005 includes (a) cash incentive earned, which is reported in the Bonus column, and (b) the market value on the date of grant of restricted stock awards (performance-based) earned for the one-year 2005 performance period (subject to vesting), which is reported in the Restricted Stock Awards column for 2005.

The salary column includes base salary, and for employees with 25 or more years of service, when chosen by the employee, an extra week’s pay instead of vacation.

(2)	Other Annual Compensation consists of the following:

	Year	Mr. A. Belda	Mr. R. Belda		Mr. Kelson	Mr. Reitan	Mr. Thomas
Tax reimbursement payments (a)	2005 2004 2003	$145,872 123,216 121,120	$0 0 86,036	(b)	$7,859 12,697 8,442	$2,501 12,745 176,079	$0 661 0

Financial counseling	2005 2004 2003	5,000 2,062 4,968	3,421 0 900		5,000 5,000 5,000	0 6,800 195	0 0 0

Tax services	2005 2004 2003	15,934 1,600 8,200	861 2,144 2,190		1,200 1,200 1,200	5,782 1,811 8,564	1,200 1,200 1,200

Club membership dues	2005 2004 2003	2,596 1,282 0	0 0 0		2,178 2,975 2,962	0 0 0	0 0 0

Personal use of company aircraft/spousal travel (c)	2005 2004 2003	51,790 40,321 31,163	0 2,274 0		4,946 7,929 26,198	0 1,953 0	0 1,103 0

Expatriate program/relocation plan payments (d)	2005 2004 2003	0 0 0	292,046 285,716 359,887	(e)	0 0 0	4,800 61,634 286,160	0 260,000 0

Total	2005 2004 2003	221,192 168,481 165,451	296,328 290,134 449,013		21,183 29,801 43,802	13,083 84,943 470,998	1,200 262,964 1,200

(a)	The amounts represent the reimbursement of taxes on the insurance referred to in note (5) for Mr. A. Belda and Mr. Reitan and on certain personal benefits described in the table above.
(b)	Excludes tax equalization payments made by the company of $190 in connection with Mr. R. Belda’s international assignment in Europe, which were offset by $264,526 in tax equalization payments made by him in accordance with the company’s expatriate program, resulting in a net tax equalization payment by the company in 2005 of $(264,336).
(c)	The incremental cost to the company of personal use of company aircraft is calculated based on the variable operating costs to the company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft by Mr. A. Belda are included in the table, although the Board of Directors has required the company’s chief executive officer to use company aircraft for all travel whenever practicable for security reasons. Expenses for spouse travel include amounts paid or reimbursed by the company, although the spouse was invited to attend the event for appropriate business purposes.
(d)	The reported amounts are paid under the company’s expatriate program for employees on international assignments or its relocation plan for relocations to the New York office, as applicable.

(e)	The reported amounts for 2005 include a goods and services differential allowance of $102,198; a housing, maintenance and utility allowance (after deducting Mr. R. Belda’s contributions to those costs) of $149,686; and other related allowances under the expatriate program.

(3)	Amounts shown represent the market value on the date of grant (based on the closing price of Alcoa common stock on the New York Stock Exchange) of restricted stock unit awards granted under the 2004 Alcoa Stock Incentive Plan. For 2005, performance-based awards were earned at 60% of target with a market value of $29.50 per share on the date of grant. The number of performance shares earned for 2005 were: Mr. A. Belda, 49,120 shares; Mr. R. Belda, 12,210 shares; Mr. Kelson, 12,210 shares; Mr. Reitan, 12,210 shares; and Mr. Thomas, 12,210 shares. The amount shown in the Summary Compensation Table for 2005 for Mr. R. Belda also includes a time-based award (subject to three-year vesting) of 5,500 shares with a market value of $29.51 per share on the date of grant. This award was granted by the Compensation and Benefits Committee to Mr. R. Belda and several other executives working on the 2005 acquisition of Russian facilities, in recognition of their efforts on the transaction.

For 2004, performance-based awards were earned at 15.28% of target with a market value of $35.47 per share on the date of grant. The number of performance shares earned for 2004 were: Mr. A. Belda, 7,640 shares; Mr. R. Belda, 3,109 shares; Mr. Kelson, 3,109 shares; Mr. Reitan, 3,109 shares; and Mr. Thomas, 3,109 shares. The dollar amounts of these awards differ from those shown in last year’s proxy statement as the earned amounts for 2004 were not calculable at the time of last year’s proxy statement and the amounts were reported at that time at 100% of target, as noted in last year’s proxy statement.

Restricted stock unit awards (time-based and performance-based) are subject to forfeiture if the executive officer’s employment terminates during the three-year vesting period for any reason other than death, retirement on a date at least six months from the grant date, or as a result of certain divestitures of businesses. Upon the occurrence of certain events constituting a change in control of Alcoa, restricted stock unit awards will vest immediately and the shares of stock issuable under the awards (or the target number of shares if a change in control event occurs during the performance period) will be issuable immediately. Until the awards vest, they confer no voting rights. Common stock dividend equivalents are paid on restricted stock unit awards at the same rate as paid on the company’s common stock. For performance-based awards, dividends equivalents are paid on the target number of shares covered by the award until the earned amount is determined, and thereafter, on the earned amount until the award vests. For additional information on restricted stock unit awards, see the Compensation and Benefits Committee Report on page 32. For additional information on dividend equivalents paid in 2005, see footnote (2) to the table “2005 Aggregated Option Exercises and Year-End Option Values.”

The following table shows the number and market value of unvested restricted stock unit holdings as of December 31, 2005, and the number of unvested restricted stock units at year-end eligible to receive dividend equivalent payments. The market value of the holdings is based on the closing price of Alcoa common stock on the New York Stock Exchange on December 30, 2005 ($29.57 per share).

Name	Unvested Restricted Stock Unit Holdings (# of shares)	Market Value of Unvested Restricted Stock Unit Holdings ($)	Unvested Restricted Stock Units Eligible for Dividend Equivalent Payments ( # of shares)*
Mr. A. Belda	7,640	$225,915	89,506
Mr. R. Belda	8,609	254,568	28,959
Mr. Kelson	3,109	91,933	23,459
Mr. Reitan	3,109	91,933	23,459
Mr. Thomas	3,109	91,933	23,459

*	Represents the sum of the shares shown in the first column and the target number of 2005 performance share awards.

(4)	New option grants in 2005 totaled 350,940 for Mr. A. Belda; 91,400 for Mr. R. Belda; 100,000 for Mr. Kelson; 91,400 for Mr. Reitan; and 91,400 for Mr. Thomas. The company granted all of these options at 100% of the fair market value of Alcoa common stock (based on the mean of the high and low trading prices) on the grant date ($29.54).

(5)	Company matching contributions to 401(k) and excess savings plans for 2005 were: Mr. A. Belda $78,000; Mr. Kelson $37,500; Mr. Reitan $25,892; and Mr. Thomas $31,200.

Savings plan differential payments made by the company in 2005 for expatriates who do not participate in the company’s 401(k) plan were $29,100 for Mr. R. Belda.

For Mr. Reitan, the amount shown for 2005 includes a company matching contribution of $112,500 under a stock acquisition plan that provides an incentive for eligible executives who are of relatively short tenure with the company to achieve their stock ownership guideline requirement by deferring all or a portion of their annual cash bonus into an Alcoa equivalent share fund.

The present value costs of the company’s portion of 2005 premiums for split-dollar life insurance under policies provided prior to enactment of the Sarbanes-Oxley Act of 2002, above the term coverage level provided generally to salaried employees, were: Mr. A. Belda $126,137; Mr. Kelson $42,984; and Mr. Thomas $11,178. The reported amounts for 2005 also include $101,525 for Mr. A. Belda and $1,865 for Mr. Reitan, which is the annual premium paid by the company for additional term life insurance. This insurance is designed to offset the estimated additional U.S. estate tax liability in the event of the executive’s death while on active assignment in the U.S. The company offers this benefit to designated executives who are non-U.S. citizens asked to take assignments in the U.S. and who, as a result of taking such an assignment, may become liable for U.S. estate taxes. The company also provides tax reimbursement payments for the premiums paid on this insurance. For 2005, the amount of tax reimbursement to Mr. A. Belda was $97,622 and to Mr. Reitan was $1,504, which is included in the “Other Annual Compensation” column and noted in note (2).

(6)	Alain J. P. Belda and Ricardo E. Belda are brothers.

(7)	Mr. Kelson retired as Chief Financial Officer on December 31, 2005. He was named Chairman’s Counsel effective January 1, 2006. It is anticipated his employment will terminate on or about August 2006.

OPTION GRANTS IN 2005

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted (1) (2) (3) (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (4) ($/Sh)	Expiration Date	Grant Date Present Value (5) ($)
Alain J. P. Belda	350,940	5.29	$29.54	2011/01/13	$2,168,809
Ricardo E. Belda	91,400	1.38	29.54	2011/01/13	564,852
Richard B. Kelson	100,000	1.51	29.54	2011/01/13	618,000
Bernt Reitan	91,400	1.38	29.54	2011/01/13	564,852
Paul D. Thomas	91,400	1.38	29.54	2011/01/13	564,852

(1)	The options were granted on January 13, 2005, have a term of 6 years and were scheduled to become exercisable in one-third increments on each anniversary of the grant date, beginning January 13, 2006. On December 31, 2005, the company accelerated the vesting of unvested stock options granted to employees in 2004 and on January 13, 2005, including the options granted to the named officers shown in the table. The 2004 and 2005 accelerated options have weighted average exercise prices of $35.60 and $29.54, respectively, and in the aggregate represent approximately 12 percent of Alcoa’s total outstanding options. The decision to accelerate the vesting of the 2004 and 2005 options was made primarily to avoid recognizing the related compensation cost in future financial statements upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) “Share-Based Payment”, which Alcoa adopted on January 1, 2006.
(2)	No stock appreciation rights were granted to the named officers in 2005.
(3)	Options granted on or after June 1, 1999 provide for acceleration of vesting and become immediately exercisable upon certain events constituting a change in control of Alcoa as defined in the 2004 Alcoa Stock Incentive Plan.
(4)	The exercise price of all options is 100% of the fair market value of Alcoa stock on the grant date. Option award participants may use shares they own for a minimum period to pay the exercise price and may have shares withheld for payment of required withholding taxes. Participants may transfer stock option awards to immediate family members or family trusts, provided the transfer is made as a gift, for no consideration. The participant remains responsible for payment of withholding taxes when the family member or trust exercises the option. Otherwise, stock option awards are not transferable during the participant’s lifetime.
(5)	In anticipation of the adoption of SFAS No. 123(R), Alcoa switched from the Black-Scholes pricing model to a lattice model to estimate fair value at grant date for options granted in 2005. Accordingly, the company has used the lattice option pricing model to estimate Grant Date Present Value specific to the grants listed in this table. Our use of this model is not an endorsement of the model’s accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date Present Value: expected volatility – 27-35%; average risk-free rate of return – 2.65-4.2%; expected dividend yield – 1.8%; and expected life, new option grants – 3.8 years. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises.

2005 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercised and unexercised, for the named officers during 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End (1) ($)
Name			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Alain J. P. Belda	—	—	4,865,556	200,000	$2,100,892	$1,403,000
Ricardo E. Belda	—	—	608,562	50,766	358,873	356,123
Richard B. Kelson	—	—	1,416,049	70,766	499,431	496,423
Bernt Reitan	35,133	$245,011	251,200	35,133	2,742	246,458
Paul D. Thomas	—	—	717,507	50,766	358,873	356,123

(1)	We calculated the value of unexercised options using the difference between the option exercise price and the closing price of Alcoa common stock on the New York Stock Exchange on December 30, 2005 of $29.57 per share, multiplied by the number of shares underlying the option.
(2)	Alcoa paid cash dividend equivalents in 2005 on a portion of the exercisable options held by plan participants as well as on restricted stock unit awards (time-based and performance-based) granted during 2005. Dividend equivalents are equal in amount to the company’s common stock dividend. The total amount of dividend equivalents paid in 2005 to all plan participants was approximately $2.7 million.

PENSION PLANS

Alcoa’s pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and non tax-qualified excess plans. Alcoa’s excess plans generally restore benefits that otherwise would be payable but for limits on compensation that may be taken into account under the qualified plans. In January 2006, Alcoa announced that most U.S. salaried and non-union hourly employees hired after March 1, 2006 will participate in a defined contribution plan instead of the current defined benefit plans.

The following table shows the annual benefits payable for the majority of salaried employees under Alcoa’s pension plans at executive compensation levels, as such plans are currently in effect.

PENSION PLAN TABLE

Average Annual Compensation	Annual Benefits for Years of Service Indicated
	15	20	25	30	35	40
$ 250,000	$52,570	$70,090	$87,610	$105,130	$122,660	$140,180
500,000	107,880	143,840	179,800	215,760	251,720	287,680
750,000	163,190	217,590	271,990	326,380	380,780	435,180
1,000,000	218,500	291,340	364,170	437,010	509,840	582,680
1,250,000	273,820	365,090	456,360	547,630	638,910	730,180
1,500,000	329,130	438,840	548,550	658,260	767,970	877,680
2,000,000	439,750	586,340	732,920	879,510	1,026,090	1,172,680
2,500,000	550,380	733,840	917,300	1,100,760	1,284,220	1,467,680
3,000,000	661,000	881,340	1,101,670	1,322,010	1,542,340	1,762,680
3,500,000	771,630	1,028,840	1,286,050	1,543,260	1,800,470	2,057,680
4,000,000	882,250	1,176,340	1,470,420	1,764,510	2,058,590	2,352,680
5,000,000	1,103,500	1,471,340	1,839,170	2,207,010	2,574,840	2,942,680

Alcoa bases the employee’s amount of pension upon the average compensation for the highest five years in the last 10 years of service. For the executive level, eligible compensation includes base salary and annual cash incentive. A foreign service premium of up to $15,000 per year is also included as covered compensation for eligible employees on international assignment under the company’s expatriate program. We calculate the amounts in the table using salary at target and annual incentive at target. We make payments as a straight life annuity or reduce benefits when an employee elects the surviving spouse feature. The table shows benefits at age 65, before any reduction for surviving spouse coverage. The amounts shown do not include social security benefits.

The following table shows the years of pension service, current average final compensation, and annual pension benefit for the named executive officers accrued as of December 31, 2005, assuming payment at age 65 before any reduction for surviving spouse coverage:

Name	Years of Pension Service	Current Average Compensation	Annual Pension Benefit
Alain J. P. Belda	37	$2,626,388	$1,426,580
Ricardo E. Belda	37	808,015	437,370
Richard B. Kelson	31	1,106,349	506,930
Bernt Reitan (1)	5	568,211	45,090
Paul D. Thomas	27	694,553	276,640

(1)	Effective in 2005, Mr. Reitan is covered by the above-described pension plans covering a majority of salaried employees in lieu of his prior coverage under a nonqualified defined contribution global pension plan maintained by Alcoa for certain expatriates.

For information on other plans and agreements containing provisions affecting the pension accruals for certain key executives, see “Change in Control Plan” and “Severance Agreements.”

CHANGE IN CONTROL PLAN

In 2002, the board approved a change in control severance plan for officers and other key executives designated by the Compensation and Benefits Committee. The severance plan entitles these executives, including each of the named executive officers, to termination compensation if the executive’s employment is terminated without cause or terminated by the executive in certain circumstances, in either case within three years after a change in control of the company. Termination compensation includes: a cash payment equal to three times annual salary plus target annual incentive compensation; continuation of benefits for three years; growth on pension credits for three years; reimbursement of excise taxes and gross-up, and six months outplacement.

SEVERANCE AGREEMENTS

The company has entered into a standard form of severance agreement with 10 key executives, including each of the named executive officers, excluding the CEO. Under the agreement, if the executive’s employment is terminated without cause, the executive will receive for up to two years following termination: his or her monthly base salary and continued healthcare benefits, in addition to two additional years of pension accrual. The executive will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the company. In no case will total payments to any executive under the agreement exceed 2.99 times his or her salary and bonus. The agreement provides for higher severance benefits than the Alcoa severance plan for salaried employees, but it also requires the executive to agree to non-competition provisions at the time of entering into the agreement. To the extent that severance payments or benefits under the change in control plan are payable to an executive, no payments will be paid under the executive severance agreement. An executive with a severance agreement also is not entitled to receive any severance payment under the Alcoa severance plan for salaried employees.

ALCOA STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 30, 2005.

Name and address of beneficial owner	Number of shares owned	Percent of outstanding Alcoa common stock owned
Capital Research and Management Company (1) 333 South Hope Street, Los Angeles, CA 90071	89,971,600	10.3%
Wellington Management Company, LLP (2) 75 State Street, Boston, MA 02109	63,497,239	7.3%

(1)	As reported in a Schedule 13G amendment dated February 6, 2006. Capital Research and Management Company, a registered investment adviser, reported that it is deemed to be the beneficial owner of the shares shown as a result of acting as investment adviser to various investment companies. It reported that it had sole power to dispose of all of the shares shown and sole power to vote 19,571,400 shares; it did not have shared power to vote or dispose of any shares.
(2)	As reported in a Schedule 13G amendment dated February 14, 2006. Wellington Management Company, LLP, an investment adviser, reported that it may be deemed to beneficially own the shares shown which are held of record by its clients. It reported that it had shared power to dispose of all of the shares shown and shared power to vote 25,222,876 shares; it did not have sole power to vote or dispose of any shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of Alcoa common stock, as of December 31, 2005, by each director, each of the named executive officers, and all directors and executive officers as a group. No individual director or executive officer beneficially owned more than 1% of Alcoa’s common stock. The total beneficial ownership by directors and executive officers as a group represented less than 2% of outstanding shares.

	Amount and Nature of Beneficial Ownership Number of Shares or Units
Name	Common Stock (1)	Exercisable Stock Options (2)	Share Equivalent Units (3)
Alain J. P. Belda	961,409	4,835,238	161,127
Kathryn S. Fuller	—	—	11,283
Carlos Ghosn	—	—	13,235
Joseph T. Gorman	15,237	—	27,530
Judith M. Gueron	13,556	—	24,946
Klaus Kleinfeld	1,931	—	2,851
James W. Owens	5,025	—	—
Henry B. Schacht	18,824	—	26,285
Franklin A. Thomas	14,501	—	56,444
Ernesto Zedillo	—	—	11,203
Ricardo E. Belda	85,785	659,328	20,819
Richard B. Kelson	295,549	1,416,059	35,930
Bernt Reitan	483	286,333	44,331
Paul D. Thomas	78,452	752,765	16,954
All directors, nominees and executive officers as a group (20 individuals)	1,681,261	10,502,789	564,084

(1)	This column lists voting securities, including shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements, and for executive officers, shares owned through the Alcoa Savings Plan for Non-Bargaining Employees.
(2)	This column shows the number of shares of Alcoa common stock that the executive officers had a right to acquire as of or within 60 days after December 31, 2005 through the exercise of employee stock options. Non-employee directors are not eligible for stock option grants under any Alcoa plan. The column excludes stock options that expired in January 2006 with no value.
(3)

Reported in this column are (i) deferred share equivalent units credited to the director’s or executive officer’s account under deferral plans maintained by Alcoa, including the 2005 Deferred Fee Plan for Directors, Deferred Fee Plan for Directors, Alcoa Stock Acquisition Plan, and Deferred Compensation Plan, as applicable, and (ii) unvested restricted stock units granted to the executive officers under the 2004 Alcoa Stock Incentive Plan (including earned units under the 2004 performance share awards). Deferred share equivalent units track the performance of Alcoa common stock but do not confer on the holder voting or investment power over shares of common stock, and are payable in cash upon termination of employment or when board service ends, as applicable. Restricted stock units do not confer on the holder voting or investment power over shares of common stock until the units vest, at which time shares of common stock are issued.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by Alcoa directors and executive officers. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist officers and directors with these obligations. Based on a review of the filings made during and with respect to the last fiscal year, we believe that all required reports were filed on a timely basis in 2005.

STOCK PERFORMANCE GRAPH

This graph compares the most recent five-year performance of Alcoa common stock with (1) the Standard & Poor’s 500® Index, (2) the Standard & Poor’s 500® Materials Index and (3) the six companies we have previously used in this chart (“old peer group”). Alcoa is a component of the Standard & Poor’s 500® Materials Index, a group of 33 companies which closely mirror the companies we use for return on capital comparisons to establish performance awards for senior management. The old peer group comprised six companies: Alcan Inc., BHP Billiton plc,* Falconbridge Ltd. (formerly, Noranda Inc.), Norsk Hydro ASA,* Pechiney SA* (through the fourth quarter of 2003) and Rio Tinto Plc.* Performance of the old peer group is calculated on a weighted basis for market capitalization, as required by the regulations for establishing peer groups that are not published indexes. Largely because of the market capitalization weighting, the old peer group had become over-weighted to commodities such as energy, iron ore and copper, which do not reflect aluminum industry performance. In addition, the old peer group is not representative of Alcoa’s downstream lines of business.

*	Traded as American Depository Receipts.

As of 12/31	2000	2001	2002	2003	2004	2005
Alcoa	$100	$108	$71	$121	$102	$98
S&P 500®	100	88	69	88	98	103
Old Peer Group	100	113	114	176	211	295
S&P 500® Materials Index	100	103	98	135	153	160

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested.

A TTACHMENT A

PRE-APPROVAL POLICIES AND PROCEDURES ADOPTED BY THE AUDIT COMMITTEE FOR AUDIT AND NON-AUDIT SERVICES

I.	Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.	Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C (with aggregate fees over $200,000) must be separately pre-approved by the Audit Committee.

VI.	All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided, which are included in the Appendices. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.	Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Appendix A

Pre-Approved Audit Services for Fiscal Year 2005

Service: Audit Services	Range of Fees (in Millions)
The Base Audit Fee:	$12.94
Financial audits of the company including statutory audits or financial audits

Effects of Changing Foreign Currency Exchange Rates on the Base Audit Fee:	Actual
Due to impacts of changes in foreign currency exchange, PwC fees will be presented in U.S. dollars using conversion of foreign currency amounts.

Service: Additional Audit Services	Range of Fees (in Millions)
Scope Adjustments to the Base Audit Requirements:	$0.75
The addition of subsidiaries or affiliates

Accounting and Audit Advisory Services:
• Financial Accounting Advice and Audit Services associated with the adoption of new financial accounting and reporting standards	$0.30
• Consultation on the accounting or disclosure treatment of proposed or completed transactions
• SEC registration statements related to 1933 and 1934 Act filings
• Other SEC filings (e.g., comfort letters, consents)
• Assistance in responding to SEC comment letters
• Review of IT controls, IT security and other IT areas, review of Alcoa policies and procedures, pilot audits and other control related activities

Audits of Businesses to be Divested:
As required by the purchasers (per transaction)	$0.25

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2005

Service: Audit Related Services	Range of Fees (in Millions)
Due Diligence Services for Acquisitions/Dispositions:	$0.65
Assistance in financial due diligence, including review of financial statements, financial data and records, discussion with seller’s/buyer’s finance and accounting personnel, etc. (per transaction)

Audits of Employee Benefit Plans:	$0.30
Net of amounts paid from the plan assets

Agreed-upon or Expanded Audit Procedures for Accounting or Regulatory Requirements:
Includes procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.

Consultations with the company’s Management as to Accounting or Disclosure Treatment:
• Includes the treatment of potential or proposed transactions or events.	$0.05
• The potential impact of proposed rules, standards or interpretations by the SEC, FASB, PCAOB, or other regulatory or standard-setting bodies.

Appendix C

Pre-Approved Tax Services for Fiscal Year 2005

Service: Tax Services	Range of Fees (in Millions)
U.S. Federal, State and Local Tax Support:	$1.0

Assistance with tax examinations. Advice on various matters including, among others, income tax (federal, state and local), tax accounting, sales/use taxes, excise taxes and other miscellaneous matters. Tax advice and implementation assistance on restructurings, M&A matters and other tax compliance

International Tax Support:
• Assistance with tax examinations. Advice on various matters including, among others, foreign income tax, tax accounting, VAT, sales/use taxes, excise taxes and other miscellaneous matters. Tax advice and implementation assistance on restructurings, M&A matters, customs and other tax compliance.	$1.0

•      Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the company to comply with taxing authority documentation requirements (in U.S. and foreign jurisdictions) regarding royalties and intercompany pricing and assistance with tax examinations.

Review and Preparation of U.S. and International Tax Returns:	$1.0
• Includes federal, state, local and international income, franchise, and other tax returns.
• Compliance reviews, advice, and implementation assistance on strategies to minimize risk and value added tax (VAT)

Preparation of Tax Returns for Expatriate Employees:	$1.0
• Preparation of U.S. and foreign individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

Preparation of Tax Returns for Executives:	$0.1
• Provisions of services comparable to those for expatriates above

Appendix D

Pre-Approved Other Services for Fiscal Year 2005

Service: Other Services	Range of Fees (in Millions)
There are other services that the external auditor is legally permitted to provide; none, however, are planned for 2005, and none have received Committee pre-approval	$0.0

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports (other than tax transfer pricing advice allowable under SEC rules)

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

ATTACHMENT B

AUDIT COMMITTEE CHARTER

Mission Statement

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Alcoa Inc. (the “Company”) is:

(A)	to assist the Board of Directors to fulfill its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors; and

(B)	to prepare the audit committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Membership

The Committee shall consist of at least three directors, the exact number to be determined from time to time by the Board.

The members of the Committee shall meet the independence requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”), law or regulation. At least one member of the Committee shall be an audit committee financial expert, as determined by the Board.

The members of the Committee shall be appointed by a majority vote of the Board from among its members based on the recommendations of the Governance and Nominating Committee and shall serve until such member’s successor is duly appointed and qualified or until such member’s resignation or removal by a majority vote of the Board.

No member of the Committee may serve simultaneously on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair such director’s ability to serve effectively on the Committee and such determination is disclosed in the Company’s annual proxy statement.

Authority and Responsibilities

The Committee’s function is not to replace the Company’s management, internal auditors and outside auditors, but rather one of oversight. It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls, and it is the internal and outside auditors’ responsibility to review and, when appropriate, audit these financial statements and internal controls. The Committee recognizes that the financial management and the internal and outside auditors have more knowledge and information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee should not be expected to provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certification as to the outside auditors’ work.

In carrying out its oversight responsibilities, the Committee shall undertake the following activities and have the following authority (in addition to any others that the Board may from time to time delegate to the Committee):

Relationship with Auditors

1.	The Committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the Company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The Company’s outside auditors shall report directly to the Committee.

2.	The Committee shall review and pre-approve (a) auditing services (including those performed for purposes of providing comfort letters and statutory audits) and (b) non-auditing services that exceed a de minimis standard established by the Committee, which are rendered to the Company by its outside auditors (including fees).

3.	The Committee shall:

(a)	receive from the outside auditors, at least annually, a written report describing: (i) the outside auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality- control review or peer review of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues; and (iii) (to assess the outside auditors’ independence) all relationships between the outside auditors and the Company, including the matters covered by Independence Standards Board Standard Number 1; and

(b)	review and discuss with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

4.	After reviewing the foregoing report and the outside auditors’ work throughout the year, the Committee shall evaluate the outside auditors’ qualifications, performance and independence. This evaluation shall include the review and evaluation of the lead partner(s) of the outside auditors. In making its evaluation, the Committee may take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function) and shall take appropriate action in response to the outside auditors’ report and the opinions of those the Committee consults to satisfy itself of the outside auditors’ independence and adequate performance.

5.	The Committee should further consider whether, in order to assure the continuing independence of the outside auditors, there should be regular rotation of the lead audit partner (in addition to what may already be required by law or regulation).

6.	The Committee shall establish clear hiring policies with respect to employees and former employees of the outside auditors.

7.	The Committee shall review and discuss with management, the outside auditors and the internal auditors the performance and adequacy of the Company’s internal audit function, including the internal auditors’ responsibilities, budget, staffing, the Internal Audit Statement of Responsibilities and any proposed changes in the audit scope, plan or procedures from the prior period.

Financial Reporting Process and Financial Statements

8.	The Committee shall meet regularly with management. In addition, the Committee shall meet separately, and without management present (and, in any event, not less than four times a year) with (a) the General Counsel of the Company; (b) the Chief Financial Officer of the Company; (c) the Company’s internal auditors; and (d) the Company’s outside auditors.

9.	The Committee shall review and discuss with management and the outside auditors on a quarterly basis prior to filing quarterly or annual financial statements: (a) the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K); (b) the quarterly financial statements to be included in Form 10-Q; (c) the Company’s disclosures in the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (d) the Company’s disclosure controls and procedures (including any significant internal control deficiencies or material weaknesses and any changes implemented in light of material control deficiencies or weaknesses); and (e) any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

10.	In connection with the annual audit and review by the outside auditors of the financial information included in the Company’s Quarterly Reports on Form 10-Q, the Committee shall, prior to the filing of the Form 10-K or Form 10-Q, as applicable, discuss with the outside auditors the results of their audit or review and the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61), as amended or supplemented. In addition, the Chairman or his designee shall, before the quarterly earnings press releases are released, discuss with the outside auditors the results of their review of quarterly earnings press releases and the matters required to be discussed by SAS 61.

11.	The Committee shall receive from the Company’s outside auditors and, where applicable, the Company’s internal auditors, timely reports concerning:

(a)	major issues regarding accounting principles and financial statement presentations, including all critical accounting policies and practices and any changes in the selection or application of accounting principles;

(b)	all significant financial reporting issues and judgments, including all critical accounting estimates and alternative treatments of financial information within generally accepted accounting principles that have been discussed with the management of the Company, the ramifications of the use of such alternative estimates or treatments and the estimate/treatment preferred by the auditors;

(c)	the effect of regulatory or accounting initiatives, as well as off-balance sheet transactions, on the financial statements; and

(d)	any material written communications between the auditors and the management of the Company (such as any management letter or schedule of unadjusted differences).

12.	The Committee shall review with the outside auditors and the internal auditors any audit problems or difficulties encountered (including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management) and management’s response. The Committee shall be responsible for the resolution of disagreements among the Company’s management, the outside auditors and the internal auditors regarding financial reporting.

13.	The Committee shall review with the internal auditor and the external auditor their annual audit plans and the degree of coordination of such plans.

14.	Based on the above review and discussions, the Committee shall determine whether to recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

15.	The Committee shall prepare the report of the audit committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

16.	The Committee shall periodically discuss with management the types of information to be disclosed and the types of presentations to be made in quarterly earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies or otherwise made public.

Risk Management

17.	The Committee shall discuss with management, the internal auditors and the outside auditors the Company’s policies with respect to risk assessment and risk management. This discussion should cover the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

18.	The Committee shall review the annual audit report regarding officers’ expense accounts and perquisites and the results of the annual survey of compliance with the Company’s Business Conduct Policies.

Compliance with Laws, Regulations and Ethics Codes

19.	The Committee shall review with the Company’s general counsel, the internal auditors and other appropriate parties legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies and procedures and any material reports received from or communications with regulators or government agencies.

20.	The Committee shall (a) regularly receive reports from management regarding compliance with the Business Conduct Policies and the Code of Ethics for the CEO, CFO and Other Financial Professionals and the procedures established to monitor compliance with the Business Conduct Policies and the Code of Ethics for the CEO, CFO and Other Financial Professionals; (b) review requests for waivers from (i) the Code of Ethics for the CEO, CFO and Other Financial Professionals; and (ii) from the Business Conduct Policies with respect to directors and executive officers; and (c) promptly disclose any waivers that are required by regulation or listing standards to be disclosed publicly.

21.	The Committee shall oversee and regularly review the adequacy and performance of established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and/or auditing matters; and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Performance Evaluation

22.	The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit such evaluation, including any recommendations for change, to the full Board for review, discussion and approval.

Access to Advisors

23.	The Committee shall have the authority to engage and obtain advice and assistance from internal or external legal, accounting or other advisors, without having to seek board approval.

24.	The Committee shall make determinations with respect to funding by the Company with respect to the payment of the Company’s outside auditors and any other advisors retained by the Committee.

Structure and Operations

The Board shall designate one member of the Committee to act as its chairperson. The Committee shall meet in person or telephonically at least four times per year at such times and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The chairperson, with input from the other members of the Committee, shall set the agendas for Committee meetings; such agendas shall be distributed to the full Board. Two members of the Committee shall constitute a quorum; when more than two members are present, the act of a majority of such members at a meeting at which a quorum exists shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee may exclude from its meetings any persons it deems appropriate in order for it to fulfill its responsibilities.

The Committee may form and delegate authority to subcommittees when appropriate. In particular, the Committee may also delegate to one or more of its members the authority to pre-approve audit and/or non-audit services, provided that the decisions of any member(s) to whom pre-approval authority is delegated shall be presented to the Committee at the next Committee meeting.

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings, including the Committee’s actions, conclusions and recommendations and such other matters as required by this Charter or as the Board may from time to time specify.

Except as expressly provided in this Charter, the Company’s by-laws or the Company’s Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

Compensation

No member of the Committee may receive, directly or indirectly, any compensation from the Company other than (i) fees paid to directors for service on the Board (including customary perquisites and other benefits that all directors receive), (ii) additional fees paid to directors for service on a committee of the Board (including the Committee) or as the chairperson of any committee and (iii) a pension or other deferred compensation for prior service that is not contingent on future service on the Board.

(Rev.02/17/06)

ATTACHMENT C

COMPENSATION AND BENEFITS COMMITTEE CHARTER

Mission Statement

The purpose of the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of Alcoa Inc. (the “Company”) is to (i) discharge the Board’s responsibilities relating to the compensation of the Company’s officers, (ii) oversee the administration of the Company’s compensation and benefits plans, in particular the incentive compensation and equity-based plans of the Company (and, to the extent appropriate, the significant subsidiaries of the Company) and (iii) prepare the annual report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Membership

The Committee shall consist of no fewer than three members, the exact number to be determined from time to time by the Board.

Each member of the Committee shall meet the independence requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”).

The members of the Committee shall be appointed by a majority vote of the Board from among its members based on the recommendations of the Governance and Nominating Committee and shall serve until such member’s successor is duly appointed and qualified or until such member’s resignation or removal by a majority vote of the Board.

Authority and Responsibilities

The Committee shall have the following specific authority and responsibilities (in addition to any others that the Board may from time to time delegate to the Committee):

1.	The Committee shall periodically review and approve general compensation and benefit policies of the Company and its significant subsidiaries.

Executive Compensation

2.	The Committee shall at least annually (a) review and approve the corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (the “CEO”), (b) evaluate the CEO’s performance in light of these goals and objectives and (c) set the CEO’s compensation level based on this evaluation.

3.	The Committee shall at least annually review and approve the compensation for the other officers of the Company, including (a) the annual base salary, (b) the annual incentive opportunity, (c) the long-term incentive opportunity, and (d) any special or supplemental benefits.

4.	The Committee shall approve any employment agreements, consulting arrangements, severance or retirement arrangements and/or change-in-control agreements or provisions covering any current or former officer of the Company, including without limitation, the approval of all contracts of the Company with any officer for remuneration (whether in the form of a pension, deferred compensation or otherwise) to be paid from the general funds of the Company after the termination of regular employment of such officer.

5.	The Committee shall review and approve the Company’s policies and procedures with respect to officers’ expense accounts, special one-time payments and loans to officers made, arranged or guaranteed by the Company.

Compensation Plans

6.	The Committee shall oversee the implementation and administration of the compensation plans of the Company (and, to the extent appropriate, the significant subsidiaries of the Company), including pension, savings, incentive and equity-based plans; provided that, the Committee shall not exercise any of its authority with respect to any of its members.

7.	The Committee shall review and make recommendations to the Board with respect to, or approve, any incentive compensation plans and equity-based plans for the Company (and, to the extent appropriate, the significant subsidiaries of the Company) to be adopted or submitted to shareholders for approval.

8.	The Committee shall periodically review the investment management of the Company’s principal retirement and savings plans.

9.	The Committee shall review and make recommendations to the Board with respect to, or approve, all awards of shares or share options pursuant to the Company’s (and, to the extent appropriate, the Company’s significant subsidiaries’) equity-based plans; provided that, the Committee shall not exercise any of its authority with respect to any of its members.

SEC Report

10.	The Committee shall produce the annual report on executive compensation required to be included in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

Performance Evaluation

11.	The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit such evaluation, including any recommendations for change, to the full Board for review, discussion and approval.

Retention of Consultants and Advisors

12.	The Committee shall have authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or officer compensation and shall have authority to approve the consultant’s fees and other retention terms.

Structure and Operations

The Board shall designate one member of the Committee to act as its chairperson. The Committee shall meet in person or telephonically at least three times a year at such times and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The chairperson, with input from the other members of the Committee, shall set the agendas for Committee meetings; such agendas shall be distributed to the full Board. Two members of the Committee shall constitute a quorum; when more than two members are present, the act of a majority of such members at a meeting at which a quorum exists shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee may exclude from its meetings any persons it deems appropriate in order for it to fulfill its responsibilities.

The Committee may form and delegate authority to subcommittees when appropriate.

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings, including the Committee’s actions, conclusions and recommendations and such other matters as required by this Charter or as the Board shall from time to time specify. Reports to the Board may take the form of oral reports by the chairperson of the Committee or any other member of the Committee designated by the Committee to give such report.

Except as expressly provided in this Charter, the Company’s by-laws or the Company’s Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

(Rev. 1/1/05)

ATTACHMENT D

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Mission Statement

The purpose of the Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Alcoa Inc. (the “Company”) is to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments other than this Committee, (iii) develop, recommend and annually review corporate governance guidelines for the Company and oversee corporate governance matters and (iv) coordinate an annual review of the Board’s performance.

Membership

The Committee shall consist of no fewer than three members, the exact number to be determined from time to time by the Board.

Each member of the Committee shall meet the independence requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”).

The members of the Committee shall be appointed by a majority vote of the Board from among its members and shall serve until such member’s successor is duly appointed and qualified or until such member’s resignation or removal by a majority vote of the Board.

Authority and Responsibilities

The Committee shall have the following specific authority and responsibilities (in addition to any others that the Board may from time to time delegate to the Committee):

Board Nominees; Committee Appointments; Continued Service

1.	The Committee shall determine the criteria, objectives and procedures for selecting Board members. The Committee shall consider factors such as independence, diversity, age, integrity, skills, expertise, breadth of experience, knowledge about the Company’s business or industry and willingness to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees.

2.	The Committee shall (a) review potential candidates for the Board suggested to it and report to the Board regarding the results of such review; (b) recommend nominations for election and reelection to the Board and (c) recommend appointments to the Board to fill vacancies.

3.	In the case of an individual recommended to fill a Board vacancy created by an increase in the size of the Board, the Committee shall make a recommendation to the Board as to the class of directors in which the individual should serve.

4.	The Committee shall review the appropriateness of continued service on the Board of members whose business or professional affiliations or responsibilities have changed or who contemplate accepting a directorship on another public company board or an appointment to an audit or compensation committee of another public company board.

5.	The Committee shall identify Board members qualified to fill vacancies on any committee of the Board (other than the Committee) and recommend that the Board appoint the identified member or members to the respective committee. In recommending a candidate for appointment to a committee, the Committee shall consider any required qualifications as set forth in the committee’s charter, the needs of the committee in light of its purpose and responsibilities and the existing composition of the committee, the benefits of periodic rotation of committee members and any other factors the Committee deems appropriate.

Corporate Governance

6.	The Committee shall review the effectiveness of orientation process for newly elected members of the Board. The Committee shall also regularly assess the adequacy of and need for additional continuing director education programs.

7.	The Committee shall recommend to the Board corporate governance guidelines for the Company, assess those guidelines at least annually and review any requests for waivers of those guidelines.

Board Performance

8.	The Committee shall coordinate the annual evaluation of the structure, organization, policies, performance and effectiveness of the Board.

Director Compensation

9.	The Committee shall periodically review and make recommendations to the Board regarding director compensation.

Performance Evaluation

10.	The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit such evaluation, including any recommendations for change, to the full Board for review, discussion and approval.

Retention of Consultants and Advisors

11.	The Committee shall have authority to retain and terminate any search firm to be used to identify director candidates, including authority to approve the search firm’s fees and other retention terms.

Structure and Operations

The Board shall designate one member of the Committee to act as its chairperson. The Committee shall meet in person or telephonically at least two times a year at such times and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The chairperson, with input from the other members of the Committee, shall set the agendas for Committee meetings; such agendas shall be distributed to the full Board. Two members of the Committee shall constitute a quorum; when more than two members are present, the act of a majority of such members at a meeting at which a quorum exists shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee may exclude from its meetings any persons it deems appropriate in order for it to fulfill its responsibilities.

The Committee may form and delegate authority to subcommittees when appropriate.

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings, including the Committee’s actions, conclusions and recommendations and such other matters as required by this Charter or as the Board shall from time to time specify. Reports to the Board may take the form of oral reports by the chairperson of the Committee or any other member of the Committee designated by the Committee to give such report.

Except as expressly provided in this Charter, the Company’s by-laws or the Company’s corporate governance guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

(Rev. 1/1/05)

ATTACHMENT E

PUBLIC ISSUES COMMITTEE CHARTER

Mission Statement

The purpose of the Public Issues Committee (the “Committee”) of the Board of Directors (the “Board”) of Alcoa Inc. (the “Company”) is to provide advice and guidance on public issues that may affect the Company.

Membership

The Committee shall consist of no fewer than three members, the exact number to be determined from time to time by the Board.

The members of the Committee shall be appointed by a majority vote of the Board from among its members based on the recommendations of the Governance and Nominating Committee and shall serve until such member’s successor is duly appointed and qualified or until such member’s resignation or removal by a majority vote of the Board.

Authority and Responsibilities

The Committee shall have the following specific authority and responsibilities (in addition to any others that the Board may from time to time delegate to the Committee):

1.	The Committee shall oversee the Company’s policies and procedures on corporate charitable giving.

2.	The Committee shall make recommendations to the Board on significant shareholder issues.

3.	The Committee shall identify and bring to the attention of the Board as appropriate, current and emerging political, social and environmental trends and public policy issues that may affect the business operations, performance or public image of the Company.

4.	The Committee shall provide oversight of the Company’s reports on social and environmental issues under the Global Reporting Initiative.

Performance Evaluation

The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit such evaluation, including any recommendations for change, to the full Board for review, discussion and approval.

Structure and Operations

The Board shall designate one member of the Committee to act as its chairperson. The Committee shall meet in person or telephonically at least two times a year at such times and places determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. The chairperson, with input from the other members of the Committee, shall set the agendas for Committee meetings; such agendas shall be distributed to the full Board. Two members of the Committee shall constitute a quorum; when more than two members are present, the act of a majority of such members at a meeting at which a quorum exists shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee.

The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee may exclude from its meetings any persons it deems appropriate in order for it to fulfill its responsibilities.

The Committee may form and delegate authority to subcommittees when appropriate.

The Committee shall maintain minutes or other records of its meetings and shall give regular reports to the Board on these meetings, including the Committee’s actions, conclusions and recommendations and such other matters as required by this Charter or as the Board shall from time to time specify. Reports to the Board may take the form of oral reports by the chairperson of the Committee or any other member of the Committee designated by the Committee to give such report.

Except as expressly provided in this Charter, the Company’s by-laws or the Company’s Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

(Rev. 1/1/03)

ATTACHMENT F

CORPORATE GOVERNANCE GUIDELINES

Alcoa is a values-based company. Our Values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers and other Alcoans to conduct business in compliance with our Business Conduct Policies, and we survey compliance with these policies on an annual basis. Alcoa endorses The Business Roundtable Principles of Corporate Governance dated May 2002, which is a comprehensive statement of responsible corporate governance principles. These principles provide the foundation on which our Corporate Governance Guidelines and our board committee charters are based. All of the highlighted documents are publicly available on our web site.

Director responsibilities.

The core responsibility of the directors is to exercise their business judgment and act in what they reasonably believe to be the best interests of the company.

Serving on a board requires significant time and attention on the part of directors. Directors must participate in board meetings, review relevant materials, serve on board committees and prepare for meetings and discussions with management.

Directors are expected to notify the Chairman and CEO and the Corporate Secretary before accepting a seat on the board of another business corporation as well as any non-profit or charitable organization, in order to avoid potential conflicts.

Directors are expected to maintain an attitude of constructive involvement and oversight; they are expected to ask incisive, probing questions and require accurate, honest answers; they are expected to act with integrity; and they are expected to demonstrate a commitment to the company, its values and its business plan and to long-term shareholder value.

In performing their oversight responsibilities, directors rely on the competence and integrity of management in carrying out their responsibilities. It is the responsibility of management to operate the Company in an effective and ethical manner in order to produce value for shareholders.

Director qualification standards.

A majority of directors must be “independent” under the listing standards of the New York Stock Exchange and Alcoa’s Director Independence Standards, as determined by the Board of Directors. Board independence depends not only on directors’ individual relationships, but also on the board’s overall attitude. Providing objective, independent judgment is at the core of the board’s oversight function, and the board’s composition should reflect this principle.

Prospective candidates to the Board of Directors will be identified and evaluated pursuant to appropriate criteria, objectives and procedures established from time to time by the Board or by its Governance and Nominating Committee. As a general policy, no director should stand for election or re-election to the board if the director has reached age 72 before the date of election. This policy may be waived by a majority of the Board of Directors. If a director will reach age 72 during a three-year term, the Governance and Nominating Committee should take this fact into account in determining whether to recommend the nomination of the director.

Directors who have a substantial change in their principal responsibilities should tender their resignation from the board so that the Governance and Nominating Committee can consider whether to accept the resignation. It is the sense of the board that directors should not necessarily leave the Board upon a change in responsibilities, however the Governance and Nominating Committee should be in a position to consider the change in evaluating the appropriate mix of skills and experience necessary for the board to perform its oversight function effectively.

Directors bring to the company a range of experience, knowledge and judgment. Directors should not represent the interests of particular constituencies.

Director access to management and, as necessary and appropriate, independent advisors.

The board must have accurate, complete information to do its job; the quality of information received by the board directly affects its ability to perform its oversight function effectively. Directors should be provided with, and review, information from a variety of sources, including management, board committees, outside experts, auditor presentations and other reports. The board should be provided with information before board and committee meetings with sufficient time to review and reflect on key issues and to request supplemental information as necessary.

Effective corporate directors are diligent monitors, but not managers, of business operations. Directors should have access to management, as needed, to fulfill their oversight responsibilities. Any meetings outside of regularly scheduled meetings that a director wishes to initiate with management should be coordinated through the Chairman and CEO or the Corporate Secretary.

Director compensation.

Directors are expected to invest more than 50% of their annual cash compensation in Alcoa shares until they satisfy the Director Share Guidelines adopted from time to time by the Board, and they are required to maintain that investment in Alcoa shares until they retire from the board. It is the sense of the board that this policy reinforces a focus on long-term shareholder value.

Compensation paid to directors at similarly situated companies should be considered when establishing the amount paid to directors.

Compensation for service as a director (and related benefits provided to directors) is the only form of remuneration directors should receive from the company.

Director orientation and continuing education.

Materials and briefings are provided to new directors, on an individualized basis, to permit them to become familiar with the company’s business, industry and corporate governance practices.

The company also provides additional formal and informal opportunities to directors (including site visits to business operations) on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues that arise.

Management succession.

The paramount duty of the Board of Directors is to select a Chief Executive Officer and to oversee the CEO and other senior management in the competent and ethical operation of the company.

The board should identify, and periodically update, the qualities and characteristics necessary for an effective CEO of this company. With these principles in mind, the board should periodically monitor and review the development and progression of potential internal candidates against these standards. Advance planning for contingencies such as the departure, death or disability of the CEO or other top executives is necessary so that, in the event of an untimely vacancy, the company has in place an emergency succession plan to facilitate the transition to both interim and longer-term leadership.

Communications with third parties.

The board believes that management speaks for the company. It is expected that board members would not speak for the company, absent unusual circumstances (or as required by regulations, listing standards or the board).

Annual performance evaluation of the board.

Meaningful board evaluation requires an assessment of the effectiveness of the full board, the operations of its committees and the contributions of individual directors. The performance of the full board should be evaluated annually, as should the performance of its committees. The board should have a process for evaluating whether the individuals sitting on the board bring the skills and expertise appropriate for the company and how they work as a group. Board positions should not be regarded as permanent. Directors should serve only so long as they add value to the board, and a director’s ability to continue to contribute to the board should be considered each time the director is considered for renomination.

(Rev. 1/14/05)

ATTACHMENT G

DIRECTOR INDEPENDENCE STANDARDS

1.	In no event will a Director be considered “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with Alcoa Inc. (“Alcoa”) or any subsidiary in the consolidated group (together with Alcoa, the “Company”), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, other than the Director’s relationship with Alcoa as a Director. In each case, the Board shall consider all relevant facts and circumstances and shall apply these Director Independence Standards.

2.	(a) If, within the last three years:

•	The Director is or has been an employee of the Company; or

•	An immediate family member of the Director is or has been an executive officer of the Company; or

•	The Director has received, or his or her immediate family member has received, more than $100,000 during any twelve-month period in direct compensation from the Company, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.); or

•	The Director or an immediate family member was (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time frame; or

•	A current executive officer of the Company serves or served on the compensation committee of the board of directors of a company that employs or employed as an executive officer either the Director or an immediate family member of the Director;

or

(b)	If currently:

•	The Director or an immediate family member is a partner of a firm that is the Company’s internal or external auditor; or

•	The Director is an employee of such a firm; or

•	The Director’s immediate family member is an employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

•	The Director is an employee or his or her immediate family member is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues (for purposes of this clause, contributions to tax exempt organizations will not be considered “payments”);

•	then that Director will be deemed to have a material relationship with the Company and will be deemed not to be independent.

3.	It would not be considered to be a material relationship that would impair a Director’s independence if, in any year within the preceding three years:

•	A Director of Alcoa served as an employee or executive officer of a tax exempt organization, or his or her immediate family member served as an executive officer of a tax exempt organization, and the Company’s or the Alcoa Foundation’s contributions to the organization, in the aggregate, were less than two percent (or $250,000, whichever is greater) of that organization’s consolidated gross revenues.

•	A Director of Alcoa served as an executive officer of another company that was indebted to the Company, or to which the Company was indebted, and the amount of either company’s indebtedness to the other at the end of the year was less than 5% of the total consolidated assets of the Company or of the company the Director serves as an executive officer.

4.	The Board will annually review all commercial and charitable relationships of Directors. The determination as to whether Directors meet these Independence Standards will be disclosed in the proxy statement.

5.	In addition to the Independence Standards applicable to independent Directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than director fees and any regular benefits that other Directors receive for services on the Board or Board Committees. For purposes of this Paragraph 5, prohibited indirect payments include payments received by an Audit Committee member’s spouse, minor children or stepchildren, or children or stepchildren sharing a home with the Director, as well as payments received by an entity in which the Director is a partner, member, managing director, executive officer or in which the Director holds a similar position, which entity provides accounting, consulting, legal, investment banking or financial advisory services to the Company. In addition, no Audit Committee member can be an “affiliated person” of the Company, meaning that no Audit Committee member can beneficially own, directly or indirectly, more than 10% of the voting securities of the Company.

6.	For any relationships not covered by the guidelines in paragraphs 2 or 3 above, the determination of whether the relationship is material or not, and therefore whether the Director is independent or not, will be made by the Directors who satisfy the independence standards contained in paragraphs 2 and 3 above. Alcoa will explain in its next proxy statement the basis for any Board determinations regarding such relationships.

7.	For purposes of the determination of a Director’s independence, “immediate family member” means a Director’s spouse, parents, children, siblings, mother-in-law and father-in-law, sons-in-law and daughters-in-law, brothers-in-law and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home. When applying the three-year look-back provision in paragraph 2 and the test in paragraph 3, individuals will not be considered who are no longer immediate family members as a result of legal separation, divorce, death or incapacity.

8.	As used herein, “executive officer” means the CEO or president, the principal financial officer, the principal accounting officer, any officer in charge of a principal business unit or function and any other individual who performs a policy-making function. Executive officers of subsidiaries may be deemed executive officers of a corporation or other entity if they perform such policy-making functions for the corporation or other entity.

9.	If a Director is determined by the Board not to be “independent” under these Standards, he or she cannot serve on the Audit Committee, the Governance and Nominating Committee or the Compensation and Benefits Committee of the Board.

10.	If the New York Stock Exchange modifies its Corporate Governance Rules regarding director independence so that an Alcoa director, determined by the board pursuant to the foregoing rules to be independent, would be deemed under the Exchanges rules to be non-independent, the transition rules permitted by the exchange, if any, shall also apply with respect to these Standards and determinations of Independence here under.

11.	These Director Independence Standards list all material relationships between Alcoa and a Director of Alcoa. Any relationships not listed in the Director Independence Standards and not required to be disclosed under Item 404 of Regulation S-K of the Securities and Exchange Commission are deemed to be categorically immaterial.

(Rev. 2/17/06)

ATTACHMENT H

BUSINESS CONDUCT POLICIES

Background:

The following policies apply equally to the Board of Directors, officers and employees at all levels of Alcoa Inc. (“Alcoa”) and each subsidiary, partnership, joint venture or other business association that is effectively controlled by Alcoa directly or indirectly (together called the “Company”). All officers and managers of the Company are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

Policy:

1.	The Company and its Directors, officers and employees shall comply with all laws and regulations that are applicable to the Company’s activities.

2.	All Directors, officers and employees shall comply with the Company’s policy on Insider Trading.

3.	No receipt or payment of funds, property, service or thing of value shall be made by the Company with the intent or understanding that any part thereof is to be used for any unlawful purpose or for any purpose other than as described in the documentation which evidences or supports the transaction.

4.	Compliance with accepted accounting rules and controls is required at all times. All reports and documents filed with the Securities and Exchange Commission or any other governmental agency, as well as all other public disclosures, shall contain full, fair, accurate and timely disclosures.

5.	No false, artificial or misleading entries in the books and records of the Company shall be made for any reason whatsoever. No fund or asset that is not fully and properly recorded and no accounting entries or books of account that do not truly reflect the transactions to which they relate shall be created or permitted to exist.

6.	Gifts, favors and entertainment may be given at Company expense or accepted by Directors, officers or employees from a competitor or an individual or firm doing or seeking to do business with the Company only if they meet all of the following criteria:

(a)	they are consistent with customary business practices and do not violate applicable law or ethical standards;

(b)	they are not excessive in value;

(c)	they cannot be construed as a bribe, payoff or improper inducement; and

(d)	public disclosure of the facts would not embarrass the Company or the Director, officer or employee.

Payments or gifts of cash (or of cash equivalents such as stocks or commodities) to or from a competitor or an individual or firm doing or seeking to do business with the Company are never permitted and may not be solicited, offered, made or accepted by Directors, officers or employees.

7.	The use of Company funds, property, services or things of value for or in aid of political parties or candidates for public office is prohibited. Any exception requires the prior written approval of the General Counsel and the Chief Executive Officer of Alcoa.

8.	No corporate asset may be used for or in aid of any committee whose principal purpose is to influence the outcome of a referendum or other vote of the electorate on a public issue, unless the legality is confirmed by the General Counsel of Alcoa and the written approval of the Chief Executive Officer of Alcoa is first obtained.

9.	Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense. No reward, compensation or reimbursement for such activity or the expense thereof shall be made by the Company directly or indirectly.

10.	All Directors, officers and employees have a duty to be free from the influence of any conflicting interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties, or otherwise carry out their duties with respect to the Company. They are expected to deal with suppliers, customers, contractors, and all others doing business with the Company on the sole basis of what is in the best interest of the Company, without favor or preference to third parties based on personal considerations. In particular:

(a)	Directors, officers and employees who deal with parties doing or seeking to do business with the Company — or who make recommendations with respect to such dealings or pass judgment upon them — shall not own any interest in or have any personal agreement or understanding with such third parties that might tend to influence the decision of the Director, officer or employee with respect to the business of the Company, unless expressly authorized in writing after the interest, agreement or understanding has been disclosed.

(b)	No Director, officer or employee shall seek or accept, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company except from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.

(c)	No Director, officer or employee shall do business with a close relative on behalf of the Company unless expressly authorized in writing after the relationship has been disclosed.

(d)	The requirement of freedom from conflicting interests that applies to all Directors, officers and employees of the Company extends also to situations involving their close relatives. This will normally include spouse, parents, children, and brothers and sisters, mothers and fathers-in-law, sons and daughters-in-law, and anyone (other than employees of such person) who share such person’s home.

(e)	The Chief Executive Officer of Alcoa, or in the case of Directors or executive officers, the Board of Directors has the ultimate authority and responsibility to determine what remedial steps should be taken in situations involving an actual or potential conflict of interest.

11.	All Directors, officers and employees are responsible for protecting the Company’s assets, including its proprietary information and the proprietary information of any third party with respect to which the Company has incurred confidentiality and limited use obligations. No Director, officer or employee will take for itself personally any opportunity that is discovered through the use of Company property, information or position, or use Company property or information for personal gain.

12.	Any Director, officer or employee who discovers an event of a questionable, fraudulent or illegal nature which is, or may be, in violation of the foregoing policies is to immediately report such event to the General Counsel of Alcoa. Retribution against any officer or employee for such reporting is prohibited and will not be tolerated.

13.	Violation of the foregoing policies by any officer or employee will result in appropriate, case specific discipline that may include demotion or discharge. The Company shall not delegate substantial discretionary authority to any individual who, in the good faith judgment of the Company, has shown a propensity to engage in illegal activities.

Scope:

Worldwide

(Rev. Nov. 1, 2003)

ATTACHMENT I

CODE OF ETHICS FOR THE CEO, CFO AND OTHER FINANCIAL PROFESSIONALS

This Code of Ethics applies to Alcoa’s CEO, CFO, Company Controller and Assistant Controller, Vice President Financial Analysis and Planning, Vice President – Audit, Group and Business Unit Controllers, Treasurer and Assistant Treasurers, Vice President of Tax, Director of Investor Relations, and such other individuals as determined from time to time by the General Counsel (for purposes of this Code of Ethics, together called “Financial Professionals”). Alcoa expects all employees, in carrying out their job responsibilities, to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, and to abide by Alcoa’s Business Conduct Policies and other corporate policies and procedures adopted from time to time by the Company. This Code of Ethics supplements the foregoing with respect to all Financial Professionals.

Alcoa’s Financial Professionals will:

1.	Engage in and promote honest and ethical conduct, acting with integrity and exercising at all times their best independent judgment;

2.	Avoid actual or apparent conflicts of interest between personal and professional relationships and disclose to the General Counsel and Chief Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3.	Produce full, fair, accurate, timely and understandable disclosure in reports and documents that Alcoa files with, or submits to, the Securities and Exchange Commission and in other public communications made by Alcoa;

4.	Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Alcoa is a member; and

5.	Promptly report any possible violation of this Code of Ethics to the General Counsel and Chief Compliance Officer.

All Financial Professionals are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence Alcoa’s independent public accountant engaged in the performance of an audit or review of the financial statements of the Company for the purpose of rendering the financial statements of Alcoa misleading.

The Audit Committee of the Board of Directors shall approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly as required by law or SEC regulations.

All Financial Professionals will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or Alcoa.

If a Financial Professional has any questions regarding the best course of action in a particular situation, he or she should promptly contact the General Counsel and Chief Compliance Officer. An individual may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

Alcoa’s Code of Ethics for the CEO, CFO and Other Financial Professionals

Personal Certification

I acknowledge that I have received and read the Alcoa Code of Ethics for the CEO, CFO and Other Financial Professionals, dated November 14, 2003. I understand my obligations as an employee to comply with the Alcoa Code of Ethics.

I understand that my agreement to comply with the Alcoa Code of Ethics does not constitute a contract of employment.

Signature: Date:

Please print your name:

Alcoa 390 Park Avenue New York, NY 10022-4608

Printed in USA 0602 Form A07-15027

Alcoa Annual Meeting of Shareholders	Admission Ticket

9:30 a.m. Friday, April 21, 2006	This ticket is not transferable.
Westin Convention Center Hotel
Allegheny Ballroom
Pittsburgh, Pennsylvania

Please keep this ticket to be admitted to the annual meeting.

¯  Fold and detach here  ¯

VOTE BY MAIL	THREE WAYS TO VOTE

Return your proxy in the	Vote By Mail—Please mark, sign and date your proxy card and return it in the
postage-paid envelope provided.	postage-paid envelope provided.

VOTE BY INTERNET	Vote By Internet—Have your proxy card available when you access the Web site
Access this Web site to cast your vote. www.cesvote.com	www.cesvote.com and follow the simple directions presented to record your vote.

VOTE BY TELEPHONE	Vote By Telephone—Have your proxy card available when you call toll-free
Call toll-free using a touch-tone telephone. 1-888-693-8683	1-888-693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be
➢	received by 6:00 a.m. EDT on April 21, 2006, to be counted. If you vote by
Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

Alcoa
201 Isabella Street
Pittsburgh, PA 15212-5858

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Ronald D. Dickel, Charles D. McLane, Jr. and Kurt R. Waldo, together or separately, to represent me at the Annual Meeting of Shareholders of Alcoa Inc. scheduled for Friday, April 21, 2006, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan, the Alcoa Employee Stock Purchase Plan and in employee savings plans sponsored by Alcoa, its subsidiaries or affiliates.

Comments:

(Vote on the other side)

(continued from the other side)	(RETURN IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL)	(fold and detach here)

Please mark your choices clearly in the appropriate boxes.
Unless specified, the proxy committee will vote FOR items 1 and 2.
P
R O X Y	DIRECTORS RECOMMEND A VOTE FOR THESE DIRECTORS /CANDIDATES	1. Election of Directors – Nominees to serve a three-year term :
1. Kathryn S. Fuller 2. Judith M. Gueron 3. Ernesto Zedillo
☐ FOR all listed nominees ☐ WITHHOLD vote for all listed nominees
☐ WITHHOLD vote only from

	DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#2)	2. Proposal to Ratify the Independent Auditor
☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN

If you plan to attend the annual meeting, please check the box on the right.	❑ I will attend the 2006 annual meeting.

PLEASE VOTE, SIGN,		Date , 2006
DATE AND RETURN	è	(Sign exactly as name appears on the reverse side, indicating position or representative capacity, where applicable)

Alcoa Annual Meeting of Shareholders	Admission Ticket

9:30 a.m. Friday, April 21, 2006	This ticket is not transferable.
Westin Convention Center Hotel
Allegheny Ballroom
Pittsburgh, Pennsylvania

Please keep this ticket to be admitted to the annual meeting.

¯ Fold and detach here ¯

Dear Preferred Shareholder:

We invite you to attend the 2006 Alcoa Annual Meeting of Shareholders on Friday, April 21, at 9:30 a.m. in the Allegheny Ballroom of the Westin Convention Center Hotel in Pittsburgh, Pennsylvania. All shareholders are welcome to attend, although only holders of Alcoa common stock are eligible to vote at this meeting.

If you plan to attend this meeting, please check the box below. Then detach and return the card in the enclosed postage-paid envelope by April 1, 2006.

Shareholder comments about any aspect of company business are welcome, and we provide space on the card for this purpose. Although we do not answer these comments on an individual basis, they do assist management in determining and responding to your needs as shareholders.

Donna C. Dabney

Secretary

¯ Fold and detach here ¯

Alcoa Annual Meeting Attendance

If you plan to attend the annual meeting, please check the box below.

☐  I will attend the 2006 annual meeting.

For your comments . . .